EXHIBIT (c)(ii)
Consolidated Financial Statements of the Co-registrant

Contents

Page
Message from the Treasurer	2

Scope of the Report	3

Outcomes Report — Uniform Presentation Framework

Overview and Analysis	4-01

Operating Statement by Sector	4-08

Balance Sheet by Sector	4-09

Cash Flow Statement by Sector	4-10

General Government Sector Expenses by Function	4-11

General Government Sector Purchases of Non-financial Assets by Function	4-12

Loan Council Allocation	4-12

Certification of Outcomes Report	4-13

Audited Consolidated Financial Statements

Overview and Analysis	5-01

Statement of Financial Performance	5-07

Statement of Financial Position	5-08

Statement of Cash Flows	5-09

Notes to the Financial Statements	5-10

Certification of Consolidated Financial Statements	5-66

Independent Audit Report to the Treasurer of Queensland	5-67

Attachment A: Reconciliation of UPF and AAS Operating Result	6-01

Report on State Finances 2004-05 — Government of Queensland	1

Message from the Treasurer
As outlined in the Charter of Social and Fiscal Responsibility, the Government is committed to fiscal transparency and accountability. A key objective of this report is to facilitate a meaningful assessment of the State’s financial performance over the 2004-05 financial year and its net worth at balance date.
This report provides details of the State’s financial operations and position on both a Government Finance Statistics (Outcomes Report) and Australian Accounting Standards (Consolidated Financial Statements) basis.
In endorsing this report, I place on record my appreciation of the professionalism and co-operation extended to Queensland Treasury by agency personnel and of the Treasury staff involved in its preparation.
PETER BEATTIE MP
PREMIER AND TREASURER

Report on State Finances 2004-05 — Government of Queensland	2

Scope of the Report
The State Finance Report, incorporating the Outcomes Report and Consolidated Financial Statements, provides a comprehensive analysis of Government finances for the 2004-05 financial year.
These reports are prepared using different methodologies, each giving a view of Government finances. The Outcomes Report outlines the operations of the Queensland Government excluding valuation adjustments to reflect costs more appropriately related to the underlying operations of government. The Consolidated Financial Statements include valuation adjustments on assets and liabilities.
The Outcomes Report
The Outcomes Report contains financial statements that are prepared and presented on a Government Finance Statistics (GFS) basis and in accordance with the Uniform Presentation Framework (UPF) agreed to at the 1991 Premiers’ Conference. The primary objective of the UPF is to provide uniform and comparable reporting of Commonwealth, State and Territory governments financial information. One of the Government’s key fiscal principles is the maintenance of a General Government operating surplus as measured in GFS terms.
Queensland’s annual Budget is prepared in accordance with the framework and the Outcomes Report compares achieved financial results with budget forecasts.
The UPF presentation is primarily structured on a sectoral basis with a focus on the General Government and Public Non-financial Corporations sectors.
The Consolidated Financial Statements
The Consolidated Financial Statements outline the operations of the Queensland Government on an accrual basis in accordance with Australian Accounting Standard AAS31 Financial Reporting by Governments and other applicable standards. The statements present the operating result, financial position and cash flows of the Queensland Total State sector on a consolidated basis (which includes aggregated results for General Government, Public Non-financial Corporations and Public Financial Corporations sectors).
Financial statements for the General Government, Public Non-financial Corporations and Public Financial Corporations sectors are disclosed in the disaggregated information note to the financial statements (Note 2).
Refer Note 39 for a full list of consolidated entities.
Related Publications
This report comprises one of a number of key publications relating to the financial performance of the Queensland Public Sector including:
—	the annual Budget papers

—	the Treasurer’s Appropriation Statement

—	the annual reports of the various departments, statutory bodies, Government-owned corporations and other entities that comprise the Queensland Government.

Report on State Finances 2004-05 — Government of Queensland	3

Outcomes Report

2004-05 Outcomes Report

04–05

Queensland Government

Outcomes Report — Overview and Analysis
Overview
—	The GFS operating result for 2004-05 in the General Government sector was a surplus of $3.926 billion, or $1.201 billion higher than forecast at the time of the Budget. The increase in the surplus primarily reflects higher investment returns, increased royalty revenues from higher commodity prices and growth in export volumes and the timing of program expenditures.

—	The underlying operating result for 2004-05 in the General Government sector (adjusted for superannuation arrangements comparable with other jurisdictions) is a surplus of $2.47 billion, an increase of $442 million over the estimated actual.

—	A GFS cash surplus of $4.64 billion was recorded for 2004-05 in the General Government sector. This is $1.513 billion higher than the estimated actual of $3.127 billion.

—	Increased cash generated from the GFS operating surplus in 2004-05 has been utilised to fund net capital outlays (property, plant and equipment purchases) of $2.528 billion. In addition all interest earnings on long-term investments (held to meet future employee entitlements) were reinvested during the year.

—	The State’s net worth increased to $96.433 billion as at 30 June 2005, an improvement of $11.428 billion over the estimated actual forecast of $85.005 billion, mainly as a result of revaluations of non-financial assets.

—	The Government has met all of its fiscal commitments under the Charter of Social and Fiscal Responsibility — see page 4-02.
Summary of Key GFS Financial Aggregates
Outlined in the table below are the GFS aggregates, by sector. The results show outcomes for Queensland much stronger than expected at the time of the 2005-06 Budget:

	General Government		Public Non-financial		Non-financial Public
	Sector		Corporations Sector		Sector
	Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual
	$ million	$ million	$ million	$ million	$ million	$ million
Revenue	26,771	27,609	8,387	8,600	32,458	33,422
Expenses	24,046	23,683	8,331	8,524	29,677	29,419
Net Operating Balance	2,725	3,926	56	77	2,781	4,003
Net Lending/Borrowing	1,753	2,873	(1,345)	(1,429)	408	1,445
Cash Surplus/(Deficit)	3,127	4,640	(959)	(939)	2,168	3,701
Capital Purchases	2,769	2,843	2,822	2,823	5,590	5,666
Net Worth	85,005	96,433	16,129	16,277	85,005	96,433
Net Debt	(17,829)	(19,446)	10,919	11,016	(6,909)	(8,430)

Outcomes Report 2004-05 — Government of Queensland	4-01

Outcomes Report — Overview and Analysis
Meeting the Government’s Fiscal Commitments
The Government has met all of its fiscal commitments under the Charter of Social and Fiscal Responsibility:
Achievement of Fiscal Principles of the Queensland Government

Principle	Achievement	Indicator
Competitive tax environment
The Government will ensure that State taxes and	✓	Taxation revenue per capita:
charges remain competitive with the other states and territories in order to maintain a competitive tax environment for business development and jobs growth.		Qld: $1,770/capita Other States: $2,126/capita.

Affordable service provision
The Government will ensure that its level of service provision is sustainable by maintaining an overall General Government operating surplus, as measured in Government Finance Statistics terms.	✓	GFS operating surplus of $3.926 billion.

Sustainable borrowings for capital investment
Borrowings or other financial arrangements will only be undertaken for capital investments and only where these can be serviced within the operating surplus, consistent with maintaining a AAA credit rating.
	✓	GG total purchases of non-financial assets $2.843 billion; net borrowings and advances repaid $6 million. AAA credit rating confirmed by Moody’s and Standard & Poor’s (highest rating available).

Prudent management of financial risk
The Government will ensure that the State’s financial assets cover all accruing and expected future liabilities of the General Government sector.	✓	GG net financial worth: $22.421 billion.

Building the State’s net worth
The Government will at least maintain and seek to increase Total State net worth.	✓	Net worth increased by $18.71 billion to $96.433 billion.
Net Operating Balance
The GFS operating result for 2004-05 in the General Government Sector is a surplus of $3.926 billion, or $1.201 billion higher than forecast at the time of the 2005-06 Budget. The 2004-05 surplus reflects the continuing strength of the economy flowing through to taxation and related revenues, year on year growth in GST payments from the Australian Government and investment returns above the long-term assumed rate of return.
The increase in the surplus from that estimated in the 2005-06 Budget primarily reflects higher investment returns, increased royalty revenues from higher commodity prices and growth in export volumes and the timing of expenditure.
With over $18.241 billion in funds invested in a portfolio of equities, property, cash and fixed interest, the performance of domestic and international financial markets have a major influence on the actual result. Investment returns on assets held to meet future employee entitlements were 4.52% higher than expected at the time of the 2005-06 Budget (14%), resulting in an increase in interest income of $679 million.
Investment market volatility impacts on the Queensland Budget more in GFS terms than it does for other states. This is in part due to differences in the way Queensland’s public sector superannuation arrangements are structured. If Queensland’s superannuation arrangements were structured on the same basis as generally applied in other states, the General Government sector underlying operating result for 2004-05 would be a surplus of $2.47 billion, as outlined below:

2004-05
Outcome
Calculation of Underlying Result	$ million
GFS net operating balance	3,926
Less investment earnings on defined benefit superannuation assets	2,208
Plus superannuation interest expense	752
Underlying Balance	2,470

Outcomes Report 2004-05 — Government of Queensland	4-02

Outcomes Report — Overview and Analysis

	2004-05	2004-05
	Est. Actual	Outcome
Revenue	$ million	$ million
Taxation revenue	6,945	6,952
Current grants and subsidies	12,369	12,255
Capital grants	492	491
Sales of goods and services	2,339	2,381
Interest income	2,227	2,972
Other	2,399	2,558

Total Revenue	26,771	27,609
Revenue increased by $838 million (3.1%) over the 2004-05 estimated actual. This is a result of:
—	Strong end of year performance of investment markets and additional interest returns on cash balances held by the Treasurer and statutory bodies resulted in an increase in interest income relative to estimates.

—	Increased royalty revenues from higher commodity prices and growth in export volumes.

—	Additional assets donated to the State (e.g. for parklands).
—	Higher dividend and tax equivalents income flowing from higher operating profits by Government-owned corporations.
These increases to revenue were partially offset by a decline in current grants and subsidies ($114 million) from forecast, primarily reflecting lower GST revenue grants from the Commonwealth.

	2004-05	2004-05
	Est. Actual	Outcome
Expenses	$ million	$ million
Gross operating expenses
Employee expenses	10,892	10,750
Other operating expenses	4,788	4,683
Depreciation	1,544	1,585
Nominal superannuation interest expense	747	752
Other interest expense	200	207
Current transfers	5,049	4,915
Capital transfers	825	791

Total Expenses	24,046	23,683
Total expenses are $363 million lower than forecast at the time of the 2005-06 Budget, primarily due to:
—	Current and capital transfers include grants and subsidies to the community, community service obligation payments to Government-owned corporations and capital grants to local governments and non-government entities. Expenditure is driven largely by demand and the meeting of conditions for these programs. Lower than forecast expenditure for 2004-05 primarily relates to demand and the meeting of conditions attached to these programs.
—	Gross operating expenses excluding depreciation were $247 million lower than forecast due to lower than expected staffing levels and related operating costs across Government and lower claim costs borne by Nominal Defendant.

Outcomes Report 2004-05 — Government of Queensland	4-03

Outcomes Report — Overview and Analysis
General Government expenditure is focussed on the delivery of core services to the community. As shown in the chart below, Education accounts for the largest share of expenses (26%), followed by Health (22%).
Expenses by Function(General Government sector)
2004-05
Cash Surplus
A cash surplus of $4.64 billion was recorded for the 2004-05 financial year in the General Government sector, an increase of $1.513 billion over the 2004-05 estimated actual. Net cash flows from operating activities were $1.588 billion higher than estimated.
The General Government sector recorded net cash inflows from operating activities for the 2004-05 financial year of $7.171 billion reflecting continued strength in the domestic economy, strong returns on investments and increased royalty revenues from higher commodity prices and growth in export volumes.
The increased cash generated from operating activities in 2004-05 has been utilised to fund higher investments in capital (property, plant and equipment) with outlays of $2.528 billion. In addition, interest earnings on long-term investments held to meet future employee entitlements and standard employer contributions ($3.3 billion) were re-invested during 2004-05.
Receipts from operating activities were $1.027 billion higher than forecast, with the most significant variation noted in other receipts ($862 million). Other receipts include interest on investment earnings, dividends and tax equivalents received and royalties.
Payments from operating activities were $562 million lower than forecast primarily due to lower grants and subsidies. Cash outlays on grants and subsidies programs comprise the bulk of this reduction, while a modest reduction in general operating expenses also contributed.
Purchases of non-financial assets (i.e. capital expenditure) slightly exceeded budget time forecasts.
Net Worth
The State’s net worth increased to $96.433 billion as at 30 June 2005. This is $11.428 billion higher than the forecast of $85.005 billion, and is $18.71 billion higher than the net worth as at 30 June 2004. This growth reflects the impact of the Government’s substantial operating surplus in 2004-05, increases in assets as part of the State’s asset revaluation cycle, and the downward revaluation of the Government’s accruing liabilities for employee superannuation.
Higher valuations of assets administered by the Department of Natural Resources and Mines ($4.316 billion), the Department of Education and the Arts ($2.555 billion), and the Department of Main Roads ($1.912 billion) contributed to the improved net worth recorded by the State.
The increase in Crown land valuations by the Department of Natural Resources and Mines is largely attributable to the indexation of waterfront properties located in South East Queensland to reflect movements in land values during 2004-05.

Outcomes Report 2004-05 — Government of Queensland	4-04

Outcomes Report — Overview and Analysis
The chart below shows the State’s strong net worth compared with the other states.
Note:
1.	Western Australia values land under roads as part of its overall asset base. This has been adjusted to allow comparison with other jurisdictions which do not value land under roads.
Source: Western Australia Outcome Results; New South Wales, Victoria, South Australia and Tasmania 2005-06 Budget Papers. Population data from Australian Government Budget Paper 3.

Outcomes Report 2004-05 — Government of Queensland	4-05

Outcomes Report — Overview and Analysis
Net Debt
Net debt is the most common measure used to judge the overall strength of a jurisdiction’s fiscal position. High levels of net debt impose a call on future revenue flows to service that debt and can limit government flexibility to adjust outlays.
In 2004-05 there has been a further strengthening of the General Government sector’s already strong net debt position, from an estimated negative $17.829 billion to a negative $19.446 billion.
Queensland’s negative net debt of $4,952 per capita (net financial assets) compares to the average negative net debt of $29 per capita (net financial liabilities) in other states.
General Government Net Debt Per Capita
Australian States, 2004-05
Source: Western Australia Outcome Results; New South Wales, Victoria, South Australia and Tasmania 2005-06 Budget Papers. Population data from Australian Government Budget Paper 3.

Outcomes Report 2004-05 — Government of Queensland	4-06

Outcomes Report — Overview and Analysis
Public Non-Financial Corporations (PNFC) Sector
The Public Non-Financial Corporations sector comprises bodies such as Government-owned corporations that provide goods and services that are market, non-regulatory and non-financial in nature. PNFCs are financed through sales to consumers of their goods and services and may be supplemented by explicit government payments to fund community service obligations.
—	The PNFC sector recorded a net operating result of $77 million and a cash GFS deficit of $939 million, broadly in line with forecast estimates for 2004-05.
—	The net worth of the PNFC sector increased from an estimated $16.129 billion to $16.277 billion.
State Financial Sector (Total State)
The Total State sector includes all State Government departments and statutory authorities, public non-financial corporations, public financial corporations and their controlled entities. All material inter-entity and intra-entity transactions and balances have been eliminated to the extent practicable.
—	A net operating surplus of $4.289 billion was recorded in 2004-05, reflecting the strong performance of the General Government Sector.
—	A total State cash surplus of $4.414 billion was achieved in 2004-05 after allowing for purchases of non-financial assets of $5.681 billion.
—	In 2004-05 there has been a further strengthening of the Total State’s net debt position to negative $11.504 billion.

Outcomes Report 2004-05 — Government of Queensland	4-07

Operating Statement by Sector
Operating Statement 2004-05 ($million) — by sector (a)

								Public Financial	State
		General Government		Public Non-financial		Non-financial Public		Corporations	Financial
		Sector		Corporations Sector		Sector		Sector	Sector
		Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual	Actual (b)	Actual (b)

	GFS Revenue
	Taxation revenue	6,945	6,952	—	—	6,625	6,632	—	6,626
	Current grants and subsidies	12,369	12,255	1,083	1,068	12,217	12,105	—	12,105
	Capital grants	492	491	14	22	492	491	—	491
	Sales of goods and services	2,339	2,381	6,757	6,962	8,943	9,136	891	9,835
	Interest income	2,227	2,972	96	94	2,324	3,063	1,964	3,945
	Other	2,399	2,558	437	455	1,857	1,996	7	1,949
	Total Revenue	26,771	27,609	8,387	8,600	32,458	33,422	2,863	34,950

less	GFS Expenses
	Gross operating expenses
	Employee expenses	10,892	10,750	1,667	1,580	12,559	12,329	124	12,333
	Other operating expenses	4,788	4,683	3,509	3,759	7,810	7,912	762	8,591
	Depreciation	1,544	1,585	1,267	1,251	2,812	2,837	23	2,860
	Superannuation interest expense	747	752	—	—	747	752	—	752
	Other interest expense	200	207	749	745	949	949	1,615	1,485
	Other property expenses	—	—	975	1,015	—	1	53	1
	Current transfers	5,049	4,915	164	174	3,989	3,862	—	3,862
	Capital transfers	825	791	—	—	809	777	—	777
	Total Expenses	24,046	23,683	8,331	8,524	29,677	29,419	2,577	30,662

equals	GFS net operating balance	2,725	3,926	56	77	2,781	4,003	286	4,289

less	Net acquisition of non-financial assets
	Purchases of non-financial assets	2,769	2,843	2,822	2,823	5,590	5,666	103	5,681
	Sales of non-financial assets	(317)	(315)	(152)	(90)	(469)	(405)	(92)	(409)
	less Depreciation	1,544	1,585	1,267	1,251	2,812	2,837	23	2,860
	plus Change in inventories	9	24	(25)	16	(16)	40	—	40
	plus Other movements in non-financial assets	56	86	24	8	79	95	—	95
	equals Total net acquisition of non-financial assets	972	1,053	1,401	1,506	2,373	2,558	(12)	2,546

equals	GFS Net lending/(borrowing) (Fiscal balance)	1,753	2,873	(1,345)	(1,429)	408	1,445	298	1,743

(a)	Numbers may not add due to rounding.

(b)	In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.

Outcomes Report 2004-05 — Government of Queensland	4-08

Balance Sheet by Sector
Balance Sheet 2004-05 ($million) — by sector(a)

							Public Financial	State
	General Government		Public Non-financial		Non-financial Public		Corporations	Financial
	Sector		Corporations Sector		Sector		Sector	Sector
	Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual	Actual (b)	Actual(b)

Assets
Financial assets
Cash and deposits	1,960	2,584	808	932	2,769	3,516	27	499
Advances paid	183	182	—	—	166	166	—	166
Investments, loans and placements	18,963	19,867	969	1,166	19,915	21,023	32,880	37,853
Other non-equity assets	4,468	4,984	1,898	2,355	2,683	3,220	266	3,406
Equity	17,038	17,320	64	58	1,007	1,135	1	94

Total financial assets	42,612	44,937	3,739	4,511	26,540	29,061	33,174	42,018

Non-financial assets	64,558	74,012	30,648	31,045	95,172	105,024	84	105,108

Total assets	107,170	118,949	34,388	35,557	121,713	134,085	33,258	147,125

Liabilities
Deposits held	—	—	65	65	65	65	5,314	2,305
Advances received	485	486	—	—	485	486	—	486
Borrowing	2,792	2,701	12,632	13,049	15,392	15,725	24,518	24,222
Superannuation liability	12,896	12,407	—	—	12,896	12,407	—	12,407
Other employee entitlements and provisions	3,641	3,831	4,116	4,456	4,320	4,389	2,187	6,531
Other non-equity liabilities	2,352	3,091	1,446	1,710	3,551	4,580	196	4,741

Total liabilities	22,165	22,516	18,259	19,280	36,708	37,651	32,215	50,692

Net Worth	85,005	96,433	16,129	16,277	85,005	96,433	1,042	96,433

Net financial worth	20,447	22,421	(14,520)	(14,769)	(10,167)	(8,591)	959	(8,674)
Net debt	(17,829)	(19,446)	10,919	11,016	(6,909)	(8,430)	(3,074)	(11,504)

(a)	Numbers may not add due to rounding.

(b)	In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.

Outcomes Report 2004-05 — Government of Queensland	4-09

Cash Flow Statement by Sector
Cash Flow Statement 2004-05 ($million) — by sector(a)

							Public Financial	State
	General Government		Public Non-financial		Non-financial Public		Corporations	Financial
	Sector		Corporations Sector		Sector		Sector	Sector
	Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual	Actual (b)	Actual(b)

Receipts from operating activities
Taxes received	6,944	6,993	—	—	6,624	6,675	—	6,669
Grants and subsidies received	12,875	12,930	1,062	1,001	12,689	12,748	—	12,748
Sales of goods and services	2,601	2,662	7,559	7,579	10,007	10,020	1,025	10,878
Other receipts	4,850	5,712	841	999	4,962	5,919	2,291	7,088
Total	27,270	28,297	9,461	9,579	34,282	35,361	3,316	37,383
Payments for operating activities
Payments for goods and services	(15,086)	(14,860)	(4,992)	(5,029)	(19,972)	(19,678)	(163)	(19,652)
Grants and subsidies	(5,707)	(5,370)	(180)	(231)	(4,639)	(4,417)	—	(4,417)
Interest	(203)	(207)	(802)	(793)	(941)	(937)	(1,583)	(1,457)
Other payments	(692)	(689)	(1,010)	(960)	(1,437)	(1,365)	(789)	(2,168)
Total	(21,688)	(21,126)	(6,983)	(7,013)	(26,990)	(26,396)	(2,535)	(27,694)

Net cash inflows from operating activities	5,583	7,171	2,478	2,566	7,292	8,965	781	9,689

Payments for investments in non-financial assets
Purchases of non-financial assets	(2,769)	(2,843)	(2,822)	(2,823)	(5,590)	(5,666)	(103)	(5,681)
Sales of non-financial assets	317	315	152	90	469	405	92	409
Total	(2,452)	(2,528)	(2,670)	(2,733)	(5,122)	(5,260)	(11)	(5,271)

Payments for investments in financial	(171)	(145)	—	2	(10)	(10)	—	—
assets for policy purposes

Payments for investments in financial	(2,834)	(3,637)	6	(133)	(2,827)	(3,770)	(2,452)	(6,208)
assets for liquidity purposes

Receipts from financing activities
Advances received (net)	(13)	(12)	—	—	(13)	(12)	—	(12)
Borrowing (net)	119	6	595	863	713	869	(1,694)	(519)
Deposits received (net)	—	—	(20)	(20)	(20)	(20)	590	71
Distributions paid	—	—	(767)	(771)	—	—	(36)	—
Other financing (net)	—	—	161	132	—	—	2,824	2,513
Total	106	(6)	(32)	204	680	837	1,684	2,054

Net increase/(decrease) in cash held	231	855	(217)	(93)	14	762	1	264

Net cash from operating activities and investments in non-financial assets	3,131	4,643	(192)	(167)	2,171	3,705	770	4,418
Finance leases and similar arrangements	(3)	(3)	—	(1)	(3)	(4)	—	(4)
Distributions paid	—	—	(767)	(771)	—	—	(36)	—
GFS Surplus/(deficit)	3,127	4,640	(959)	(939)	2,168	3,701	734	4,414

(a)	Numbers may not add due to rounding.

(b)	In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.

Outcomes Report 2004-05 — Government of Queensland	4-10

General Government Sector Expenses by Function

Actual
2004-05
$
million
General Public Services	1,255
Other general public services	1,255

Public Order and Safety	2,215
Police and fire protection services	1,275
Law courts and legal services	476
Prisons and corrective services	387
Other public order and safety	77

Education	6,135
Primary and secondary education	4,658
Tertiary education	690
Pre-school education and education not definable by level	564
Transportation of students	129
Education n.e.c.	94

Health	5,124
Acute care institutions	3,321
Mental health institutions	156
Nursing homes for the aged	130
Community health services	1,222
Public health services	160
Health research	72
Health administration n.e.c.	63

Social Security and Welfare	1,078
Welfare services	1,063
Social security and welfare n.e.c.	15

Housing and Community Amenities	870
Housing and community development	739
Water supply	5
Sanitation and protection of the environment	87
Other community amenities	39

Recreation and Culture	509
Recreation facilities and services	332
Cultural facilities and services	177

Fuel and Energy	769
Fuel affairs and services	516
Electricity and other energy	253

Agriculture, Forestry, Fishing and Hunting	757
Agriculture	697
Forestry, fishing and hunting	60

Mining, manufacturing and construction	96
Mining and mineral resources other than fuels	60
Construction	36

Transport and Communications	2,486
Road transport	1,097
Water transport	72
Rail transport	772
Air transport	1
Other transport	519
Communications	25

Other Economic Affairs	763
Tourism and area promotion	115
Labour and employment affairs	384
Other economic affairs	264

Other Purposes	1,626
Nominal superannuation interest	752
Public debt transactions	215
General purpose inter-government transactions	600
Natural disaster relief	34
Other purposes n.e.c.	25

Total	23,683

Outcomes Report 2004-05 — Government of Queensland	4-11

General Government Purchase of Non-financial Assets by
Function & Loan Council Allocation
General Government Sector
Purchases of Non-financial Assets by Function

2004-05
Outcome
$ million
General public services	355
Public order and safety	245
Education	333
Health	341
Social security and welfare	29
Housing and community amenities	325
Recreation and culture	102
Agriculture, forestry, fishing and hunting	41
Mining, manufacturing and construction	5
Transport and communications	893
Other economic affairs	166
Other purposes	8

Total	2,843
Loan Council Allocation
The Australian Loan Council requires all jurisdictions to advise the Loan Council Allocations (LCA) outcome for the last financial year as part of the annual Outcomes Report. The LCA represents each government’s call on financial markets for a given financial year. The LCA Outcome exceeds the upper bound of the LCA budget estimate by more than the two percent tolerance limit. A tolerance limit of two percent of non-financial public sector receipts applies between the LCA budget update and the outcome.
The LCA Outcome surplus reflects the continuing strength of the economy flowing through to taxation and related revenues, upward revisions to GST payments from the Australian Government, increased royalty revenues from higher commodity prices and growth in export volumes and investment returns above the long-term assumed rate of return.

	2004-05	2004-05
	Budget	Outcome
	$ million	$ million
General Government sector cash deficit/(surplus)[1]	(1,059)	(4,640)
PNFC sector cash deficit/(surplus)[1]	1,541	939
Non-financial Public Sector cash deficit/(surplus)[1]	482	(3,701)

Net cash flows from investments in financial assets for policy purposes	—	10
Memorandum Items[2]	138	66

LOAN COUNCIL ALLOCATION	620	(3,625)

Notes:

1.	Figures in brackets represent surpluses

2.	Other memorandum items include operating leases and local government borrowings

Outcomes Report 2004-05 — Government of Queensland	4-12

Certification of Outcomes Report
Management Certification
The foregoing Outcomes Report contains financial statements prepared and presented on a Government Finance Statistics (GFS) basis and is in accordance with the Uniform Presentation Framework (UPF) agreed to at the 1991 Premiers’ Conference. In addition, Queensland’s Loan Council Allocation and disclosure of General Government expenses by purpose are included.
The financial statements separately disclose outcomes for the General Government, Public Non-financial Corporations, Public Financial Corporations and State Financial sectors within Queensland. Entities excluded from this report include local governments. Queensland public sector entities consolidated for this report are listed in the Consolidated Financial Statements, taking into account intra and inter-agency eliminations.
Only those agencies considered material by virtue of their financial transactions and balances are consolidated in this report.
In our opinion, we certify that the Outcomes Report has been properly drawn up, in accordance with GFS principles and UPF requirements, to present a true and fair view of:
(i) the financial performance and cash flows of the Queensland State Government for the financial year; and
(ii) the financial position of the Government at 30 June 2005.
At the date of certification of this report, we are not aware of any material circumstances that would render any particulars included in the Outcomes Report misleading or inaccurate.

Karen Forrest, CA	Gerard Bradley, CPA
Acting Director, Fiscal Strategy	Under Treasurer
QUEENSLAND TREASURY	QUEENSLAND TREASURY

Date 6 October 2005

Outcomes Report 2004-05 — Government of Queensland	4-13

2004-05 Consolidated Financial Statements

of the Queensland Government
year ended 30 June 2005

Consolidated Financial Statements

04–05

Queensland
Government

Consolidated Financial Statements — Overview and Analysis
The following analysis compares current year Total State performance, on an accounting basis, with last year’s audited results.
Overview
—	An operating surplus for the State of $5.024 billion for 2004-05 was recorded, an improvement of $370 million from 2003-04, reflecting continued strength in the domestic economy, strong returns on investments and increased royalty revenues from higher commodity prices and growth in export volumes.

—	The State’s net assets position increased to $96.433 billion at 30 June 2005, an improvement of $18.71 billion over 2003-04. This increase reflects the large 2004-05 operating surplus and upward revaluations across a range of State assets.

—	Increased cash generated from the State operating surplus in 2004-05 has been utilised to fund higher investments in capital (property, plant and equipment) with outlays of $5.7 billion compared to $4.2 billion for the previous year. Interest earnings on long-term investments (held to meet future employee entitlements) were re-invested during 2004-05.
Summary of Key Financial Aggregates of the Consolidated Financial Statements
The table below provides aggregate information for 2004-05 under Australian Accounting Standards principles:

Total State	2005	2004
	$ million	$ million
Revenue
Commonwealth and other grants	12,716	11,426
Sales of goods and services	9,162	8,643
Taxes, fees and fines	7,452	7,119
Investment income	4,156	3,185
Royalties and other territorial revenue	1,074	723
Other	688	704

	35,248	31,800

Expenses
Employee expenses	11,946	11,709
Supplies and services	7,120	6,508
Depreciation and amortisation	2,884	2,714
Grants and other contributions	4,566	4,083
Borrowing costs expense	1,939	603
Share of loss of associates using the equity method	4	5

Other	1,765	1,524

	30,224	27,146

Net Surplus/(Deficit)	5,024	4,654

Assets	147,157	124,164
Liabilities	50,724	46,441

Net Assets	96,433	77,723

State Finances Report 2004-05 — Government of Queensland	5-01

Consolidated Financial Statements — Overview and Analysis
Operating Result
The whole-of-Government operating result for the 2004-05 year was a surplus of $5.024 billion (2003-04, $4.654 billion).
Revenue
Total revenue from ordinary activities for 2004-05 was $35.248 billion, an increase of $3.448 billion (10.8%) from 2003-04 ($31.8 billion).
Changes in revenues by type are shown in the following chart:
Changes in Revenue by Type, 2003-04 to 2004-05
Commonwealth and other grants comprised 36.1% of total State revenue in 2004-05 and grew from $11.426 billion in 2003-04 to $12.716 billion in 2004-05 (an increase of $1.29 billion). This primarily reflects the growth in GST revenue grants ($839 million) and increased grants from the Commonwealth for Education and Health ($289 million).
The distribution of GST revenues is based on the recommendations of the independent Commonwealth Grants Commission (CGC) in accordance with principles agreed by the States and Territories. The strong growth in GST revenues primarily reflects strong consumption expenditure in the economy and the adoption of revised relativities following the ‘2004 Review of State Revenue Sharing Relativities’ by the CGC.
Taxes, fees and fines experienced modest growth in 2004-05, increasing by $333 million (4.7%) to $7.452 billion. Stamp duty declined during this period by $190 million reflecting the moderation in housing and non-residential property transactions from the very high levels experienced in 2003-04. This decline was offset by increased payroll tax and land tax. Payroll tax increased $180 million as a result of growth in employment and wages within the State, while rising land valuations across the State has resulted in land tax increasing $116 million in 2004-05.
Investment income increased by $971 million to $4.156 billion in 2004-05, reflecting higher interest income from (onlendings to) government bodies such as local governments. The majority of onlendings are provided to customers on a pooled fund basis. Interest costs are allocated to customers based on the daily movement in the market value of the pooled funds. In periods of falling interest rates, as occurred in 2004-05, the market value of the funding pool will lead to higher interest income from onlendings. This is in comparison to 2003-04 when rates increased, interest income was relatively lower. This interest income is offset by higher borrowing costs on the State’s debt portfolio.
Royalties increased from $633 million in 2003-04 to $986 million in 2004-05 as a result of higher commodity prices and growth in export volumes.

State Finances Report 2004-05 — Government of Queensland	5-02

Consolidated Financial Statements — Overview and Analysis
Expenses
The State’s expenses for 2004-05 totalled $30.224 billion, an increase of $3.078 billion (11.3%) from 2003-04 ($27.146 billion).
Changes in expenses by type are shown in the following chart:
Changes in Expense by Type, 2003-04 to 2004-05
Employee expenses for 2004-05 increased $237 million to $11.946 billion compared with $11.709 billion in 2003-04. A marginal increase of 2% in 2004-05 primarily results from growth in employee expenses being offset by an actuarial gain (negative expense) of $1.179 billion on superannuation.
Investment income on assets set aside to meet the future superannuation liability achieved an 18.52% rate of return in 2004-05. As the actuarially applied long-term earning rate for the superannuation liability is 7.5%, an actuarial gain reduced the superannuation expense. Actuarial changes occur when outcomes experienced during the year differ from those forecast (for example, real salary growth versus forecast growth). In 2003-04, the State recorded an actuarial gain of $686 million.
Salaries, wages and associated costs were $11.075 billion in 2004-05, an increase of $594 million (5.7%) over the 2003-04 figure of $10.481 billion. This growth reflects higher wages from a combination of wage increases based on established enterprise bargaining agreements and additional staffing associated with service growth and enhancements in areas such as Health, Education, Police, Emergency Services and Child Safety.
The increase in grants and other contributions of $483 million (11.8%) primarily represents grant payments by Education (non-state schools), Health (public hospital support services, and home, community and rural health services) and Local Government (infrastructure programs).
Borrowing costs have increased $1.336 billion due to an increased State Borrowing Program for 2004-05 and the increased market valuation of the State’s debt portfolio. These higher borrowing costs are partially offset by increased income through interest on onlendings.
Other Operating Expenses in 2004-05 have increased $241 million to $1.765 billion. This mainly represents increased WorkCover claims, of which $180 million relates to claims incurred in prior years.

State Finances Report 2004-05 — Government of Queensland	5-03

Consolidated Financial Statements — Overview and Analysis
Assets
Assets controlled by the Government at 30 June 2005 totalled $147.157 billion (2004, $124.164 billion). The increase of $22.993 billion in assets reflects:
—	increased holdings of financial investments, up $6.269 billion. This increase primarily represents the reinvestment of earnings on the State’s financial assets set aside to meet future employee entitlements and standard employer contributions during 2004-05 of $3.3 billion and investment of surplus cash balances. It also includes approximately $1 billion borrowed and invested in advance to meet the future regulatory financing requirements for the electricity sector.

—	upward revaluations of land, infrastructure and plant and equipment assets under State control ($13.7 billion). Higher valuations of assets administered by the Department of Natural Resources and Mines ($4.316 billion), the Department of Education and the Arts ($2.555 billion) and the Department of Main Roads ($1.912 billion) contributed to the improved net worth recorded by the State.

The increase in Crown land valuations by the Department of Natural Resources and Mines is largely attributable to the indexation of waterfront properties located in South East Queensland to reflect movements in land values during 2004-05.
The main types of assets are detailed in the following chart:
Total Assets by Type, 2004-05

State Finances Report 2004-05 — Government of Queensland	5-04

Consolidated Financial Statements — Overview and Analysis
Liabilities
The total liabilities of the Queensland Government at 30 June 2005 were $50.724 billion, an increase of $4.283 billion (9.2%) over 2003-04 ($46.441 billion).
Increased liabilities in 2004-05 primarily related to provisions and interest bearing liabilities. In particular:
—	Provisions for accruing employee entitlements such as superannuation and long service leave increased by $674 million. This is after adjustments for actuarial gains of $1.179 billion as a consequence of higher investment returns.

—	WorkCover provisions for claims increased $278 million due to the reassessment of prior year claims incurred.

—	Interest bearing liabilities rose $2.426 billion during 2004-05 as a result of an increased State Borrowing Program and increases in the market valuation of the State debt portfolio. It also includes approximately $1 billion borrowed and invested in advance to meet the future regulatory financing requirements for the electricity sector.
The components of State liabilities are shown in the following chart:
Total Liabilites by Type, 2004-05
Maintenance of Credit Ratings
Queensland’s strong credit rating position is illustrated in the following table:

Moody's
	Investors	Standard
	Service	& Poor's
Long-term local currency rating	Aaa	AAA
Short-term rating	P-1	A-1+
Long-term foreign currency rating	Aaa	AAA
These ratings are the highest available.
Because of these strong ratings, the Queensland Treasury Corporation continues to be in a position to borrow at advantageous interest rates.
Queensland’s debt ratio (total liabilities to total assets) at 30 June 2005 was 34.5 percent (2004, 37.3 percent).
The State’s gearing ratio (borrowings to net assets) was 28 percent at 30 June 2005 (2004, 31.6 percent).

State Finances Report 2004-05 — Government of Queensland	5-05

Consolidated Financial Statements — Overview and Analysis
Statement of Cash Flows
The State recorded net cash flows from operating activities for the 2004-05 financial year of $8.964 billion up $1.862 billion from 2003-04, reflecting continued strength in the domestic economy, strong returns on investments and increased royalty revenues from higher commodity prices and growth in export volumes.
Increased cash generated from the State operating activities in 2004-05 has been utilised to fund higher investments in capital (property, plant and equipment) with outlays of $5.7 billion compared to $4.2 billion for the previous year. In addition, interest earnings on long-term investments held to meet future employee entitlements were re-invested and reflected as a net acquisition of investments ($2.726 billion) during 2004-05.
A modest increase in net borrowings for the State of $771 million was undertaken in 2004-05 to partially fund growth in capital outlays by Government-owned corporations. This compares to 2003-04 when substantial operating cash balances generated during the year were used to retire debt.

State Finances Report 2004-05 — Government of Queensland	5-06

2004-05 Audited Information

04–05

Audited Information

Queensland Government

2004-05 Audited Information Consolidated Financial Statements of the Queensland Government year ended 30 June 2005

Statement of Financial Performance
for the year ended 30 June 2005

		2005	2004
	Notes	$M	$M
Revenues from Ordinary Activities

Commonwealth and other grants	3	12,716	11,426
Sales of goods and services	4	9,162	8,643
Taxes, fees and fines	5	7,452	7,119
Investment income	6	4,156	3,185
Royalties and other territorial revenue	7	1,074	723
Other	8	688	704

Total Revenues from Ordinary Activities		35,248	31,800

Expenses from Ordinary Activities

Employee expenses	9	11,946	11,709
Supplies and services		7,120	6,508
Depreciation and amortisation	10	2,884	2,714
Grants and other contributions		4,566	4,083
Borrowing costs expense	11	1,939	603
Share of loss of associates using the equity method	27	4	5
Other	12	1,765	1,524

Total Expenses from Ordinary Activities		30,224	27,146

Surplus/(Deficit) from Ordinary Activities before Income Tax Expense		5,024	4,654

Income Tax Revenue/(Expense) relating to Ordinary Activities	2	—	—

Net Surplus/(Deficit)		5,024	4,654

Asset revaluation reserve increments	25	13,700	8,126
Net amount of valuation adjustments recognised as a direct adjustment to equity in accordance with a standard	25	32	87
Changes in scope of consolidation	25	—	(28)
Other movements	25	(46)	(10)

Total revenues, expenses and valuation adjustments attributable to members of the parent entity and recognised directly in equity		13,686	8,175

Total changes in equity other than those resulting from transactions with owners as owners		18,710	12,829

This Consolidated Statement of Financial Performance should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the components of the net surplus/(deficit)

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-07

Statement of Financial Position
as at 30 June 2005

		2005	2004
	Notes	$M	$M
Assets

Current Assets
Cash assets	13	499	235
Receivables	14	3,157	2,912
Other financial assets	15	10,753	7,424
Inventories	16	509	439
Other	19	566	433

Total Current Assets		15,484	11,443

Non-Current Assets
Receivables	14	4,342	4,150
Investments accounted for using the equity method	27	94	96
Other financial assets	15	22,590	19,650
Inventories	16	221	251
Property, plant and equipment	17	102,413	86,627
Intangibles	18	811	720
Other	19	1,202	1,227

Total Non-Current Assets		131,673	112,721

Total Assets		147,157	124,164

Liabilities

Current Liabilities
Payables	21	3,547	2,948
Interest-bearing liabilities	22	3,489	7,391
Provisions	23	2,789	2,181
Other	24	532	401

Total Current Liabilities		10,357	12,921

Non-Current Liabilities
Payables	21	361	315
Interest-bearing liabilities	22	23,524	17,196
Provisions	23	16,155	15,788
Other	24	327	221

Total Non-Current Liabilities		40,367	33,520

Total Liabilities		50,724	46,441

Net Assets		96,433	77,723

Equity
Accumulated surplus	25	50,631	45,459
Reserves	25	45,802	32,264

Total Equity		96,433	77,723

This Consolidated Statement of Financial Position should be read in conjunction with the accompanying notes.
Note 2 provides disaggregated information in relation to components of net assets.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-08

Statement of Cash Flows
for the year ended 30 June 2005

			2005	2004
	Notes		$M	$M
Cash Flows from Operating Activities
Receipts
Grants and subsidies received			12,748	11,428
Sales of goods and services			9,233	8,786
Taxes, fees and fines			7,458	7,048
Interest received			3,103	2,799
Royalties and other territorial receipts			928	699
Dividends received			10	40
GST input tax credits received			1,363	1,174
Other			517	364

Payments
Employee expenses			(11,463)	(11,548)
Supplies and services			(8,254)	(7,378)
Grants and subsidies paid			(4,548)	(4,088)
Borrowing costs paid			(937)	(941)
GST remitted to the ATO			(957)	(890)
Other			(237)	(391)

Net Cash from Operating Activities	26	(a)	8,964	7,102

Cash Flows from Investing Activities
Receipts
Proceeds from sale of property, plant and equipment			405	740
Proceeds from sale of investments			1,038	1,441

Payments
Acquisition of property, plant and equipment			(5,666)	(4,219)
Acquisition of investments			(4,750)	(3,846)

Net Cash from Investing Activities			(8,973)	(5,884)

Cash Flows from Financing Activities
Receipts
Proceeds from borrowings			1,879	865
Other			2	2

Payments
Repayment of borrowings			(1,110)	(2,022)

Net Cash from Financing Activities			771	(1,155)

Net Cash Flows from Public Financial Corporations (PFC)	26	(b)	1	10

Net Increase/(Decrease) in Cash			763	73
Net Increase/(Decrease) in non-eliminated Cash Balances with PFC			(499)	(138)
Cash at the Beginning of the Financial Year			235	300

Cash Held at End of Year			499	235

This Consolidated Statement of Cash Flows should be read in conjunction with the accompanying notes.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-09

Notes to the Financial Statements
1.	Significant Accounting Policies

The following summary presents the significant accounting policies that have been adopted in preparing and presenting the consolidated financial statements of the Government of Queensland.

(a)	Accounting Standards

These general purpose consolidated financial statements have been prepared in accordance with relevant Australian Accounting Standards, principally Australian Accounting Standard AAS 31 Financial Reporting by Governments and other authoritative pronouncements.

(b)	The Government Reporting Entity

In accordance with Australian Accounting Standard AAS 24 Consolidated Financial Reports, these consolidated financial statements include the values of all material assets, liabilities, equities, revenues and expenses controlled by the Government of Queensland.

Only those agencies considered material by virtue of the size of their financial transactions and/or resources managed are consolidated for the purposes of this report.

Where control of an entity is obtained during the financial year, its results are included in the Consolidated Statement of Financial Performance from the date control commences. Where control of an entity ceases during a financial year, its results are included for that part of the year during which control existed.

The Queensland Government economic entity includes all State Government departments, Public Non-financial Corporations, Public Financial Corporations and their controlled entities. Refer Note 39 for a full list of entities included in each sector.

In the process of reporting the Government of Queensland as a single economic entity, all material inter-entity and intra-entity transactions and balances have been eliminated to the extent practicable.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-10

Notes to the Financial Statements
1.	Significant Accounting Policies continued
(c)	Sectors

Assets, liabilities, revenues and expenses that are attributable reliably to each sector of the Government of Queensland economic entity are disclosed in Note 2. For disclosure purposes, transactions and balances between sectors have not been eliminated, but those between entities within each sector have been eliminated. The financial impact of inter-sector transactions and balances is disclosed in Note 2, under the heading of Consolidation Adjustments.

A brief description of each broad sector of the Government’s activities, determined in accordance with the

Government Financial Statistics Standards, Australian Bureau of Statistics, follows:

General Government Sector

The primary function of General Government sector agencies is to provide public services that:
—	are non-trading in nature and that are for the collective benefit of the community;

—	are largely financed by way of taxes, fees and other compulsory charges; and

—	involve the transfer or redistribution of income.
Public Non-financial Corporations Sector
The primary function of enterprises in the Public Non-financial Corporations sector is to provide goods and services that:
—	are trading, non-regulatory or non-financial in nature; and

—	are financed by way of sales of goods and services to consumers.
Public Financial Corporations Sector
The Public Financial Corporations sector comprises publicly owned institutions which provide financial services usually on a commercial basis.
Functions they perform may include:
—	central bank functions;

—	accepting on-call, term or savings deposits;

—	investment fund management;

—	having the authority to incur liabilities and acquire financial assets in the market on their own account; or

—	providing insurance services.
A listing of the entities comprising each sector is provided in Note 39.
(d)	Reporting Period

The reporting period of the consolidated entity is the year ended 30 June 2005.

(e)	Basis of Accounting

These consolidated financial statements have been prepared in accordance with the Financial Administration and Audit Act 1977, applicable Australian Accounting Standards and Concepts, Urgent Issues Group Consensus Views and other authoritative pronouncements.

The statements have been prepared on an accrual basis that recognises the financial effects of transactions and events when they occur.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-11

Notes to the Financial Statements
1.	Significant Accounting Policies continued
(f)	Basis of Measurement

The consolidated financial statements adopt the following valuation methodologies:
—	superannuation, WorkCover, motor vehicle accident liabilities, Queensland Government Insurance Scheme and the Queensland Government Long Service Leave Central Scheme are based on actuarial valuations;

—	investments and other financial assets are recorded at market value;

—	borrowings and other financial liabilities are recorded at market value;

—	power purchase agreements are valued at fair value;

—	land, buildings, infrastructure, heritage and cultural assets are valued at fair value in accordance with AASB 1041 Revaluation of Non-Current Assets , other classes of assets are valued at cost or recoverable value as appropriate; and

—	some inventories are valued at recoverable value.
Historical cost accounting principles are otherwise employed.
Unless otherwise stated, the accounting policies adopted for the reporting period are consistent with those of the previous reporting period.
(g)	Rounding

All amounts in the consolidated financial statements have been rounded to the nearest $1 million, unless otherwise indicated. Accordingly, numbers may not add due to rounding.

(h)	Comparative Information

Where applicable, comparatives have been restated to agree with changes in presentation in the financial statement for the current reporting period.

(i)	Revenue Recognition

Commonwealth and other grants are normally recognised as revenue when the recipient entity obtains control over the grant, usually upon receipt. Where the grant is of a reciprocal nature, revenue is recognised as and when the obligation is fulfilled. When revenue, including grants, has been received in advance for services or work still to be completed at balance date, this revenue is considered to be unearned and is reported in other liabilities. Refer Note 24.

Assets received at below fair value, including those received free of charge and that can be measured reliably are recognised at their fair value as revenue when control over the assets is obtained, normally either on receipt of the assets or on notification that the assets have been secured.

Contributions of services are recognised only if the services would have been purchased if they had not been donated and their fair value can be reliably measured. Where this is the case, an equal amount is recognised as a revenue and an expense.

Non-repayable developer or customer contributions are recognised as revenue and as assets in accordance with Urgent Issues Group Abstract 17 Developer and Customer Contributions in Price Regulated Industries .

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-12

Notes to the Financial Statements
1.	Significant Accounting Policies continued

To the extent practicable, revenues from the sales of goods and services (including gas and electricity), fines and regulatory fees are recognised when the transaction or event giving rise to the revenue occurs.

State taxation is recognised as revenue upon the earlier of receipt by the responsible agency of a taxpayer’s self-assessment or, at the time the taxpayer’s obligation to pay arises pursuant to the issue of an assessment. The main types of taxation and fee revenue raised by the State Government are:
—	payroll tax;

—	transfer and other duties;

—	land tax;

—	debits tax; and

—	various gaming and lottery taxes.
Investment income includes interest, dividends and other income earned during the financial year. Interest is recognised on an accrual basis and dividends when declared. Net realised gains from the sale of investments and unrealised gains from the revaluation of certain investments also form part of investment income.

Net increments in the market values of self-generating and regenerating assets are recognised as revenues.

(j)	Borrowing Costs

Borrowing costs are recognised as expenses in the period in which they are incurred.

(k)	Onerous Contracts

General Provisions

A provision for onerous contracts is recognised when the expected benefits to be derived from a contract are less than the unavoidable costs of meeting the obligations under that contract, and only after any impairments to assets dedicated to that contract have been recognised.

The provision is recognised based on the excess of the estimated cash flows to meet the unavoidable costs under the contract over the estimated cash flows to be received in relation to the contract, having regard to the risks of the activities relating to the contract. The net estimated cash flows are discounted using market yields at balance date on national government guaranteed bonds with terms to maturity and currency that match, as closely as possible, the expected future payments, where the effect of discounting is material.

Power Purchase Agreement Provisions

A provision for onerous contracts has been realised in relation to a number of long-term power purchase agreements (PPAs) when the unavoidable costs of meeting the ongoing obligations under these agreements exceed the expected benefits to be received. Some of these PPAs have remaining terms which extend past the next ten years. Current conditions within the electricity market mean a number of the long-term power purchase agreements are considered to be onerous contracts.

The provision for onerous contracts reflects the least net cost of exiting these onerous PPAs which is the lower of the cost of fulfilling the agreements or the compensation payable, as defined in these agreements for early termination.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-13

Notes to the Financial Statements
1.	Significant Accounting Policies continued

Expected losses incurred on fulfilling the onerous PPAs are calculated as the net present value of the difference between the contracted purchase price for electricity and the estimated revenue to be derived from these agreements and anticipated hedge contracts. The extent of the future losses from the power purchase agreements will depend on future wholesale pool prices as well as the need for the State to meet its network support obligations. The future level of Queensland wholesale pool prices remains significantly uncertain. The critical determinants of future pool prices will be the bidding behaviour of participants in the National Electricity Market, load growth, network reliability and the introduction of new generation capacity.

The discount rate used of 13.4% (2004, 9.4%) reflects the current market assessments of the time value of money and the risks specific to these obligations.

Australian Magnesium Operations Pty Ltd

In October 2001, the State entered into a State Mezzanine Loan Agreement with Australian Magnesium Operations Pty Ltd (AMO) and Australian Magnesium Corporations Limited (AMC). The loan is for an advance up to $100 million to support payments to holders of Distribution Entitled Security (DES) who took up investments in AMC’s Stanwell Magnesium Project.

On 24 March 2004, Government stakeholders agreed to release their rights as secured creditors of AMC and withdraw from the Stanwell Magnesium Project. The deed of transfer was dated 6 July 2004.

The final payment to support payments to DES holders was made in November 2004.

(l)	Receivables

Trade debtors are recognised at the nominal amount due, less any provision for doubtful debts.

Settlement by finance lease debtors is within the terms of the lease, ranging from 2 to 99 years. Title is passed to the purchaser on full repayment. Refer Note 14.

(m)	Investments

For the purposes of this report, all investments, including investments held to fund the State’s liability for employee superannuation benefits and those held by Public Financial Corporations are recorded at market value.

(n)	Inventories

Inventories are carried at the lower of cost, net realisable or net market value. For most agencies, cost is determined on either a first-in-first-out or average cost basis and includes expenditure incurred in acquiring the inventories and bringing them to their existing condition and location.

Net realisable value is the amount that could be expected to be received from the disposal of an asset in an orderly market, after deducting costs expected to be incurred in realising the proceeds of such a disposal.

Net market value is the amount that could be expected to be received in an active and liquid market, after deducting the costs expected to be incurred in realising the proceeds of the disposal.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-14

Notes to the Financial Statements
1.	Significant Accounting Policies continued
(o)	Property, Plant and Equipment

Acquisition

Items of property, plant and equipment with a cost or other value greater than the asset recognition threshold of the agency are initially recorded at cost. Entity recognition thresholds for 2004-05 do not exceed $10,000 (unchanged from the previous year). Items with a cost or other value below each entity’s recognition threshold are expensed in the year of acquisition.
Assets acquired at no cost, or for nominal consideration, that can be measured reliably are recognised initially as assets and revenues at their fair value at the date of acquisition.
Recording and Valuation
Land, buildings, infrastructure, heritage and cultural assets are valued in accordance with AASB 1041 Revaluation of Non-Current Assets and Queensland Treasury’s Non-Current Asset Accounting Guidelines for the Queensland Public Sector. Reference should be made to individual agency reports for valuation methodologies and names and qualifications of relevant valuers, where appropriate.
All other non-current assets, principally plant and equipment and intangibles, are measured at cost
Non-current physical assets measured at fair value are comprehensively revalued once every 5 years or as appropriate, with interim valuations using relevant indices being otherwise performed on an annual basis. Only those assets, the total values of which are material, compared to the value of the class of assets to which they belong, are comprehensively revalued.
In relation to the Queensland electricity and gas supply industry, power generation as well as electricity and gas transmission supply systems are valued at depreciated optimised replacement value or cost. This approach provides values based on the optimum set of replacement assets necessary to achieve the same service potential with no inappropriate surplus capacity.
Self-generating and regenerating assets are recognised at net market value, which is the amount that could be expected to be received from the disposal of the asset in an active and liquid market, after deducting costs expected to be incurred in realising the proceeds of such a disposal. Where no active and liquid market is available, the net present value methodology has been adopted under the provisions of AAS 35 Self Generating and Regenerating Assets.
Non-reciprocal transfers of assets and liabilities between wholly-owned Queensland public sector entities, are accounted for as adjustments to contributed equity in accordance with UIG Abstract 38 Contributions by Owners Made to Wholly-owned Public Sector Entities.
Assets not Recognised
The following assets are not recognised in the Consolidated Statement of Financial Position:
Quarry Resources
The value of quarry resources held by the Department of Natural Resources and Mines and by the Department of Primary Industries and Fisheries is not included in the financial statements as it is not practical to determine reliably the quantum of the resources available for extraction. Revenue from the sale of quarry materials is recognised as extractions are made.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-15

Notes to the Financial Statements
1.	Significant Accounting Policies continued

Native Forests

Under the provisions of the Forestry Act 1959, the Department of Primary Industries and Fisheries has a right to harvest forest products from certain forest areas through its Forestry Business Group. The current cash flows associated with these native forests are considered immaterial at this point and therefore the value of the access rights has not been recognised in the Consolidated Statement of Financial Position. Seed orchards and nursery seedlings are not recognised on the grounds of materiality.

The value of plantation growing timber, managed by the Department of Primary Industries and Fisheries, Forestry Business Group, is recognised in the Consolidated Statement of Financial Position. Refer Note 19.

Land under Roads

Land under roads controlled by the Departments of Main Roads and Natural Resources and Mines is expensed as road construction occurs. The state does not value the area of land under gazetted roads.

Department of Natural Resources and Mines

Under the Transport Infrastructure Act 1994, railway corridor land was rendered State land under the control of the Department of Natural Resources and Mines, which for reporting purposes recorded the land at nil value. This land is on-leased to QR via Queensland Transport at no cost.

User Funded Assets

Certain wharf facilities, bulk sugar terminals, bulk molasses terminals, bulk grain terminals and grain loading facilities have been constructed on land controlled by Queensland port corporations. As the users of the assets have either fully or partially funded these facilities, they are not included in the Consolidated Statement of Financial Position, as they are either not considered to be controlled by the corporations, or no income will flow from the facilities.

Heritage Assets

Certain heritage assets, including artefacts, memorabilia and other historical objects held by agencies, have not been valued or included in the Consolidated Statement of Financial Position because of the unique nature of the items and the difficulty in determining a reliable value.

Library Collections

Library acquisitions are expensed as they are incurred, except for the General Reference and Rare Books Collections of the Library Board of Queensland, which are capitalised.

Intangibles

A number of public sector agencies have been unable to determine a reliable value for intangible items including internally developed software, intellectual property and trade names. Consequently, the value of these assets is excluded from these financial statements.

Water Licenses

The Mount Isa Water Board holds an interim resource allocation license. However, the Board has not been able to reliably measure the value of this asset and therefore it has not been brought to account.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-16

Notes to the Financial Statements
1.	Significant Accounting Policies continued

Depreciation and Amortisation

Land is not depreciated.

Other assets are normally depreciated or amortised on a straight-line basis from their date of acquisition (or in respect of internally constructed assets, from the time the asset is completed and held ready for use), and based on their estimated useful lives to the agency.

Where assets have separately identifiable components that are subject to regular replacement, these components are assigned useful lives distinct from the asset to which they relate and are depreciated accordingly.

Leasehold improvements are amortised over the estimated useful lives of the improvements or the unexpired period of the lease, whichever is shorter.

The following provides an indication of the estimated useful lives to agencies of the different asset classes:

Asset Class	Useful Life

Buildings	2 - 100 years
Plant and equipment	2 - 50 years
Infrastructure assets	Up to 200 years
Computer equipment	2 - 5 years
Heritage and cultural assets	7 - 80 years

Intangibles

Computer software	3 - 5 years
Other intangibles (including goodwill, intellectual property, licences)	2 - 20 years
(p)	Leases

Agency rights and obligations under finance leases, which are leases that effectively transfer most of the risks and benefits relating to ownership of the leased items to the lessee are recognised initially as assets and liabilities equal to the present value of the minimum lease payments. The assets are disclosed as leased plant and equipment and are amortised over the period during which the agency is expected to benefit from the use of the asset. Minimum lease payments are allocated between interest and reduction of the lease liability, according to the interest rate implicit in the lease.

For operating leases, where the lessor retains substantially all of the risks and benefits relating to ownership of the leased items, lease payments are expensed over the term of the lease.

Further disclosure on lease commitments is contained in Note 31.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-17

Notes to the Financial Statements
1.	Significant Accounting Policies continued

(q)	Employee Benefits

Wages, Salaries, Annual Leave and Sick Leave

Liabilities for wages, salaries and annual leave are accrued at year-end. For most agencies, sick leave is non-vesting and is expensed as incurred. Liabilities have been calculated based on wage and salary rates at the date they are expected to be paid and include related on-costs.

Long Service Leave

A levy of 1.5% of salary and wages costs is paid by participating agencies (predominantly Government departments) into the Long Service Leave Central Scheme introduced in 1999-2000. Amounts paid to employees for long service leave are then claimed from the scheme as a reimbursement. The liability is assessed annually by the State Actuary and a full actuarial review is undertaken every three years.

In 2003-04 the State Actuary undertook a full actuarial valuation of the Long Service Leave Central Scheme as at 30 June 2003. This valuation has been updated for the experience of the scheme as at 30 June 2005.

The method used incorporates consideration of expected future wage and salary levels, experience of employee departure and periods of service.

Entities that do not participate in the Long Service Leave Central Scheme (predominantly Public Non-financial Corporations) determine their liability for long service leave based on the present value of estimated future cash outflows to be made.

Superannuation

A superannuation liability is recognised in the Consolidated Statement of Financial Position in respect of the various employees’ accrued superannuation benefits and represents the difference between the net market value of plan assets and the estimated accrued superannuation benefits at year-end. The liability is assessed annually by the State Actuary and a full actuarial review is undertaken every three years. A full actuarial review of QSuper was completed as at 30 June 2004. Refer Notes 23 and 37.

Employees in the electricity industry contribute to a fund independent of the State Government. The superannuation fund is fully funded and no superannuation assets and liabilities are recognised in the consolidated accounts in respect of this fund. A full actuarial review of this scheme as at 1 July 2002 was undertaken in 2003. Refer Note 37.

(r)	Financial Instruments

Investments

Investments include marketable securities, money market deposits, floating rate notes, fixed interest deposits and letters of credit and are recorded at market value.

Unrealised gains or losses arising from this valuation policy are brought to account in the Consolidated Statement of Financial Performance.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-18

Notes to the Financial Statements
1.	Significant Accounting Policies continued

Borrowings

Borrowings are recorded at market value. These borrowings include:
—	public, domestic and overseas borrowings termed ‘Government Securities’ principally raised by the Queensland Treasury Corporation; and

—	direct borrowings by individual Government entities.
State debt to the Commonwealth represents loans made by the Commonwealth under Loan Council agreements.

Derivatives

Derivatives used to hedge financial assets or financial liabilities are recorded at market value, where they can be reliably measured. Gains or losses on derivatives are accounted for on the same basis as the underlying physical exposures. Accordingly, realised and unrealised gains and losses on derivatives are included in the Consolidated Statement of Financial Performance as are gains and losses arising from the related physical exposures. The market values of all derivatives measured are recorded as financial assets or financial liabilities in the Consolidated Statement of Financial Position.

(s)	Foreign Currency

Foreign currency transactions are translated initially into Australian dollars at the rate of exchange applying at the date of the transaction. Amounts payable and receivable in foreign currencies at balance date are translated to Australian currency at rates of exchange current at 30 June 2005.

Exchange differences relating to amounts payable and receivable in foreign currencies are brought to account as exchange gains or losses in the Consolidated Statement of Financial Performance in the financial year in which the exchange rates change.

In relation to borrowings covered by swaps denominated in foreign currencies, both the loan and the underlying swap are valued at the relevant swap yield existing at year-end. Where transactions involve forward foreign exchange, the amount payable or receivable under the forward exchange contract is adjusted to reflect forward rates of exchange applicable at year-end. Exchange gains or losses are brought to account in the Consolidated Statement of Financial Performance.

(t)	Related Party Transactions

A number of related party transactions which are at arm’s length and under normal commercial terms, have been disclosed in the financial statements of some of the agencies included in these consolidated financial statements. These transactions mainly relate to Government-owned corporations. Reference should be made to individual agency reports for further particulars of these transactions.

(u)	Cash

‘Cash’ includes cash on hand and at bank and deposits at call which are readily convertible to cash on hand and are subject to an insignificant risk of changes in value, net of outstanding bank overdrafts.

(v)	Taxation

The Government is exempt from Commonwealth taxation except for Fringe Benefits Tax and Goods and Services Tax (GST).

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-19

Notes to the Financial Statements
1.	Significant Accounting Policies continued

Revenues, expenses and assets are recognised net of GST, except where the amount of GST incurred is not recoverable from the Australian Taxation Office (ATO). In these circumstances the GST is recognised as part of the acquisition cost of the asset or as part of the item of expense.

Receivables and payables are stated with the amount of GST included. The amounts of GST receivable from, or payable to, the ATO are included as a current asset or liability in the Consolidated Statement of Financial Position.

Cash flows are included in the Consolidated Statement of Cash Flows on a gross basis. The GST components of cash flows arising from investing and financing activities which are recoverable from, or payable to, the ATO are classified as operating cash flows.

(w)	Public Private Partnerships (PPPs)

There is currently no Australian Accounting Standard specifically addressing accounting for private sector financed infrastructure assets. The following policies have been adopted pending the development of an accounting standard.

Agreements Equally Proportionately Unperformed arising from PPPs are not recognised as assets or liabilities because there is significant uncertainty as to whether the definitions and recognition criteria in Statement of Accounting Concepts SAC 4 Definition and Recognition of Elements of Financial Statements would be satisfied. Instead, the payments under these agreements are expensed systematically over the term of the agreements. Further, the commitments for future payments under these agreements are disclosed as commitments in the notes to the consolidated financial statements.

(x)	Adoption of International Financial Reporting Standards

The Financial Reporting Council has determined that all entities preparing general purpose financial statements will apply Australian Equivalents to International Financial Reporting Standards (AEIFRS) for reporting periods beginning on or after 1 January 2005.

Queensland Treasury has established a project team to assist Queensland Government agencies with their implementation of the new reporting requirements. Training material was released and workshops provided on all major aspects of AEIFRS impacting on Queensland Government agencies. To ensure successful and timely implementation, monthly monitoring of agencies’ preparedness was undertaken.

At the date of these financial statements, the Queensland Government entities consolidated in this report have substantially completed all implementation phases, including assessment of accounting policy alternatives on transition to AEIFRS, finalisation of accounting policies that will be adopted from 1 July 2005 and the determination of the likely impact on the results and financial position of each agency and on the whole-of-Government accounts.

The proposed harmonisation of Generally Accepted Accounting Principles and Government Finance Statistics may result in additional changes to reporting requirements that will further impact on the future presentation of financial information.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-20

Notes to the Financial Statements
1.	Significant Accounting Policies continued

Quantified Financial Impact Summary(1)

	2005	2005	2005
		AEIFRS
	Pre-AEIFRS	Impact(2)	Post-AEIFRS
	$M	$M	$M
Total assets	147,157	(384)	146,773

Total liabilities	50,724	3,408	54,132

Accumulated surplus	50,631	(2,590)	48,041

Reserves	45,802	(1,202)	44,600

Net surplus/(deficit)	5,024	(1,191)	3,833

(1)	Excludes the financial impact of policy changes on transition to AEIFRS, including introduction of Accounting Policy Guideline 20, see Note 1(y).

(2)	The financial impacts represent material quantified adjustments for the State of Queensland based on available information and applicable AEIFRS standards issued by the Australian Accounting Standards Board.

At the date of preparation of these financial statements, not all consolidated entities had reliably quantified the full impacts of AEIFRS on their 2004-05 accounts. Accordingly, the actual impact on adoption of AEIFRS, which will be disclosed in the 2005-06 Report on State Finances, may vary from the adjusted position disclosed above.
The following have been identified as key areas where differences in accounting policies will arise from the adoption of AEIFRS:

Business Combinations

The recognition criteria for provisioning for restructures under AASB 3 Business Combinations differs from current requirements. The impact of this standard is not expected to be material with forecast increases in expenses of $2 million and reductions in provisions of $5 million, with the balance to the accumulated surplus.

Non-current Assets Held for Sale

AASB 5 Non-current Assets held for Sale and Discontinuing Operations requires assets meeting the criteria associated with ‘held for sale’ to be reclassified to a new current asset category. Such assets are measured at the lower of carrying amount and fair value less costs to sell and are not depreciated or amortised. Application of AASB 5 will result in $32 million being reclassified from property, plant & equipment to the new asset held-for-sale category. The Statement of Financial Performance will be impacted by $1 million due to the recognition of an impairment loss resulting from the write down of those assets to fair value less costs to sell.

Inventories

Valuation of inventories for distribution will change from the lower of cost and net realisable value as stated in Note 1(f) to the lower of cost and current replacement cost under AASB 102 Inventories . This should result in increased inventories of $2 million. However, a number of agencies have not yet quantified their adjustments and accordingly, further minor inventory increases are likely.

Under AASB 102, all inventories will be classified as current assets. This will result in $251 million in inventories being reclassified from non-current to current as at 1 July 2004.

Errors

AASB 108 Accounting Policies, Changes in Accounting Estimates and Errors requires errors relating to prior reporting periods to be adjusted against the opening balance of the accumulated surplus and the restatement of comparative information. If AASB 108 was applied in 2004-05, revenue totalling $15 million would have been reflected as an adjustment to accumulated surplus.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-21

Notes to the Financial Statements
1.	Significant Accounting Policies continued
Property, Plant and Equipment
(i) Capitalisation of Property, Plant and Equipment
AASB 116 Property, Plant and Equipment prohibits capitalisation of administration and other general overhead costs and is more prescriptive in respect of the treatment of overhauls and major inspections. Application of these requirements will result in a $116 million reduction in the value of assets, with a corresponding $110 million reduction in asset revaluation reserves and $6 million reduction in accumulated surplus at 1 July 2004. Net additional expenses of $51 million relating to the write off of assets capitalised in 2004-05 and the reversal of depreciation thereon will arise in 2004-05. The asset revaluation reserve will also reduce by $48 million as the overhead costs previously capitalised were subject to revaluations during the year.
(ii) Asset Valuation
Adoption, effective 1 July 2004, of the cost method of valuation, rather than the current fair value method for property, plant and equipment will result in a $1,046 million decrease in the asset revaluation reserve, a $28 million reduction in the value of property, plant and equipment and an increase of $1,018 million in the accumulated surplus.
Under AASB 116, ‘for profit’ entities (mainly Public Non-financial Corporations) will have to revalue non-current assets on an individual asset basis, not a class of assets basis. This will result in an increase, as at 1 July 2004, of $8 million in the asset revaluation reserve with a corresponding decline in the accumulated surplus.
Employee Benefits
(i) Superannuation
Under AASB119 Employee Benefits, the cost of providing future benefits to employees under defined benefit plans are recognised over the period during which employees provide services. An asset or liability is recognised in the Statement of Financial Position representing the defined benefit plan surplus or deficit, ie. the net of the liability less the fair value of the assets. All defined benefit plan costs (other than actuarial gains and losses which are recognised directly through retained earnings) are recognised in the Statement of Financial Performance. The State has elected to early adopt this revised standard as at 1 July 2005 to coincide with other AEIFRS adjustments.
Electricity Supply Industry Superannuation
The defined benefit plan surplus operated by the Electricity Supply Industry, and previously disclosed as a note to the accounts, will under AEIFRS be shown in the Statement of Financial Position. The effect of the new requirements on the financial position at 30 June 2005 will be an increase in the employee defined benefit plan asset of $22 million with a corresponding increase in accumulated surplus. The impact on the Statement of Financial Performance for 2004-05 will be a reduction of $7 million in employee expenses.
State Public Sector Superannuation
The defined benefit plan liability in respect of the State Public Sector Superannuation Fund and the Parliamentary Contributory Scheme (see Note 37) is currently recognised in the Statement of Financial Position, with the cost of providing future benefits to employees under defined benefit plans recognised over the period of service. Actuarial gains and losses are currently recognised in the Statement of Financial Performance.
Under AASB 119 actuarial gains of $1,179 million will be recognised directly against the accumulated surplus.
AASB 119 requires the discounting of benefit obligations using yield rates on Government bonds at reporting date with actuarial assumptions which are mutually compatible. Currently the benefit obligation is discounted using the long term investment rate of return of 7.5%. The net discount rate for 10 year Commonwealth bonds at 30 June 2005 (adjusted for taxation) was 4.9%.
The State Actuary has determined defined benefit obligations at 30 June 2005 will increase $3,168 million in accordance with the criteria in AASB 119. This will be offset by a corresponding decrease in the accumulated surplus. In addition a decrease in employee expenses of $104 million will be recognised in the 2004-05 Statement of Financial Performance.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-22

Notes to the Financial Statements
1.	Significant Accounting Policies continued
(ii) Long Service Leave
Application of AASB 119 to the State’s Long Service Leave provisions will result in recalculation of the provision using yield rates of Government bonds at reporting date and actuarial assumptions which are mutually compatible. Currently the provision is discounted using a rate of 7.75%. The gross discount rate for 10 year Commonwealth bonds at 30 June 2005 was 5.1%.
The State Actuary has determined the provision for long service leave at 1 July 2004 will increase $109 million as a result of AASB119. This will be offset by a corresponding decrease in the accumulated surplus. In addition a decrease in employee expenses of $31 million and an increase in actuarial losses of $88 million will be recognised in the 2004-05 Statement of Financial Performance with a corresponding increase to the provision.
(iii) Annual Leave
AASB119 requires that, where annual leave not expected to be paid within 12 months, the liability is classified as non-current and measured at the present value of the future cash flows. Measurement of the non-current leave liability at net present value is expected to result in a decrease in leave liability of $4 million and an according reduction in expenses.
Financial Instruments
AASB 1 First-time Adoption of Australian Equivalent to International Financial Reporting Standards permits entities not to apply the requirements of AASB 132 Financial Instruments: Presentation and Disclosures and AASB 139 Financial Instruments: Recognition and Measurement for the financial year ended 30 June 2005. Queensland Government entities will use this exemption and apply these standards from 1 July 2005.
(i) Financial Instrument Classifications
Under AASB 139 financial assets are to be classified and measured as follows:
—	held to maturity, measured at amortised cost;

—	held for trading, measured at fair value with unrealised gains and losses charged to the profit or loss;

—	designated at fair value through profit or loss;

—	loans and receivables, measured at amortised cost; and

—	available-for-sale financial assets, measured at fair value with unrealised gains/losses taken to equity.
Financial liabilities are to be classified and measured as follows:
—	held for trading, measured at fair value with unrealised gains and losses charged to the profit or loss;

—	designated at fair value through profit or loss; and

—	other financial liabilities, measured at amortised cost.
Financial assets and liabilities will be reclassified into the above categories as at 1 July 2005. This reclassification will generally have no financial impact.
(ii) Available-for-sale Financial Assets
Investments classified as ‘available-for-sale’ are valued at market value with valuation changes reflected in the Statement of Financial Performance. This will result in $5 million of revaluation increments being recognised in the Statement of Financial Performance with a corresponding decrease in the asset revaluation reserve for 2004-05.
(iii) Derivative Financial Instruments
Under AASB 139, certain derivative financial instruments will now be recognised in the Statement of Financial Position. These financial instruments will be measured at fair value with changes in the value recorded in the profit or loss unless strict hedge accounting rules are met. Valuation adjustments of hedge accounted instruments will be recognised in equity. The effect on the financial position at 1 July 2005, will be an increase of $55 million in derivative assets, $7 million in derivative liabilities, $40 million in hedge reserves and the the balance to the accumulated surplus. However, a number of agencies are yet to finalise their assessment of the AASB 139 requirements and further adjustments are expected.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-23

Notes to the Financial Statements
1.	Significant Accounting Policies continued

Impairment of Assets

AASB 137 Impairment of Assets requires an assessment, at each reporting date, of whether there are any indications that a physical or intangible asset is impaired. The recoverable amount of impaired assets is to be determined based on discounted future cash flows using a risk adjusted discount rate.

Impairment write-offs will predominantly relate to power generation and water infrastructure assets. This will result in a reduction of $251 million in asset values with corresponding declines in the asset revaluation reserve and accumulated surplus of $70 million and $181 million respectively. The Statement of Financial Performance for 2004-05 will increase by $33 million as revaluation increments relating to water infrastructure assets are written back under AEIFRS. In addition a net impairment expense of $28 million will decrease the surplus for 2004-05.
Provisions
(i) Retirement or Disposal of Long-lived Assets
AASB 137 Provisions, Contingent Liabilities and Contingent Assets requires recognition of a provision for dismantling, removal and restoration costs to be made where a constructive obligation exists. The present value of the obligation is to be recorded in the initial cost of the asset. Currently, dismantling and removal costs are not capitalised. Additional provisions and assets of $51 million and additional expenses of $5 million will be recognised in respect of this requirement.
(ii) Onerous Contracts
If the recognition criteria required by AASB 137 had applied as at 30 June 2005, the provision for onerous contracts would increase by $35 million with a corresponding increase in expenses.
(iii) Doubtful Debts
The current level of provision for doubtful debts will not be supportable under AEIFRS resulting in a decrease in the provision by $5 million.
(v) Employee Entitlements
Annual leave and other employee entitlements are currently recognised as provisions. Under AEIFRS these liabilities are accounted for under AASB 119 Employee Entitlements. There will be no financial impact from this change, however, at 30 June 2005 current and non-current employee provisions of $896 million and $148 million respectively will be reclassified as accrued employee benefits payable.
Intangible Assets
AEIFRS introduces an accounting standard that addresses intangible assets for the first time. AASB 138 Intangible Assets applies strict criteria for recognition of intangible assets and nominates specific exclusions.
(i) Recognition Criteria
Internally generated assets, including brands and mastheads, as well as expenditure on initial research are specifically excluded from being recognised in the Statement of Financial Position. This will result in intangible asset and accumulated amortisation write-offs of $17 million and $3 million respectively with a corresponding reduction in accumulated surplus. Further, amortisation expenses of $2 million in respect of assets written off as at 1 July 2004 will be written back.
(ii) Purchased Goodwill
Goodwill is not amortised under AEIFRS but instead is assessed annually for impairment. As a result, an amortisation expense and accumulated amortisation of $5 million recognised in 2004-05 will be written back.
(iii) Revaluation of internally generated assets
AASB 138 restricts the ability to revalue intangible assets to those assets for which an active market exists. This will result in revaluations of $6 million taken to the asset revaluation during 2004-05 being reversed. In addition, software asset write-offs of $8 million taken against the asset revaluation reserve will be recognised as an expense under AEIFRS.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-24

Notes to the Financial Statements
1.	Significant Accounting Policies continued
(iv) Classification
Under AASB 138, software is to be classified as an intangible asset rather than property, plant and equipment. This will result in the reallocation of $109 million of property, plant and equipment to intangible assets and the corresponding accumulated depreciation of $41 million being transferred to intangible amortisation.
Investment Properties
AASB 140 Investment Properties requires properties held to earn rental income or for capital gains purposes to be classified as investment properties. Such properties must be valued at either fair value or depreciated cost. Under the fair value model, changes in fair value are recognised in the profit or loss and no depreciation expense or asset impairment is recognised. This differs from the current treatment which requires such assets be depreciated and allows for valuation adjustments to be offset against asset revaluation reserves, if available.
Under AASB 140, $28 million of buildings will be re-classified as investment properties, with asset revaluation reserves attributable to these buildings of $16 million transferred to accumulated surplus. Revaluations of investment properties recognised against asset revaluation reserves of $5 million will be recognised in the Statement of Financial Performance in 2004-05. In addition, depreciation will be written back totalling $4 million and a gain on sale of $3 million adjusted against the Statement of Financial Performance.
General Insurance Contracts
AASB 1023 General Insurance Contracts requires claims liabilities to include a risk margin in addition to expected future payments. The outstanding claims liability will be discounted for the time value of money using risk-free discount rates that are based on current, observable, objective rates. The financial impact of these requirements has not been finalised at the time of preparing these financial statements.
Other AEIFRS Changes
Reductions of $29 million in assets and accumulated surplus relates to various AEIFRS related adjustments recognised by ElectraNet Pty Ltd, an equity accounted associate of Powerlink Queensland.
The items listed above should not be regarded as an exhaustive list of changes in accounting policies that will result from the transition to AEIFRS. Reference should be made to individual agency reports for a comprehensive analysis of AEIFRS related policy changes.
(y)	Policy Changes on Transition to AEIFRS
Changes to accounting policies that will be applied at 1 July 2005 with recasting of 2004-05 comparatives are as follows:
(i) Asset Recognition Thresholds
Accounting Policy Guideline (APG 20), applicable to departments and statutory authorities, mandates asset recognition thresholds. The impact of the revised asset recognition thresholds will result in a $16 million reduction in the asset revaluation reserve and an $86 million reduction in the accumulated surplus with a corresponding reduction in the relevant asset class and accumulated depreciation/amortisation. There will also be an adjustment to the Statement of Financial Performance of $22 million to write back depreciation and amortisation charged in 2004-05 on assets written off as a result of the new thresholds. In addition, an adjustment of $27 million will be made to write off assets purchased during 2004-05, which no longer meet the requirements for capitalisation.
(ii) Asset Categories
Accounting Policy Guidelines (APG 19), applicable to departments and statutory authorities, mandates classes of non-current physical and intangible assets. There will be no financial impact from these changes.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-25

Notes to the Financial Statements
2.	Disaggregated Information

Revenues and Expenses for the Year Ended 30 June 2005

	General		Public Non-financial		Public Financial		Consolidation
	Government (a)		Corporations (a)		Corporations (a)		Adjustments		Consolidated
	2005	2004	2005	2004	2005	2004	2005	2004	2005	2004
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Revenues
Commonwealth and other grants	12,825	11,564	1,131	1,055	—	—	(1,240)	(1,193)	12,716	11,426
Sales of goods and services	1,709	1,486	6,961	6,624	891	816	(399)	(283)	9,162	8,643
Taxes, fees and fines	7,717	7,373	—	—	—	—	(265)	(254)	7,452	7,119
Investment income	4,147	3,945	112	104	2,396	937	(2,499)	(1,801)	4,156	3,185
Royalties and territorial revenue	1,028	674	46	48	—	—	—	1	1,074	723
Other	234	174	360	307	106	943	(12)	(720)	688	704

Total Revenues	27,660	25,216	8,610	8,138	3,393	2,696	(4,415)	(4,250)	35,248	31,800

Expenses
Employee expenses	10,350	10,181	1,671	1,594	131	114	(206)	(180)	11,946	11,709
Supplies and services	4,083	3,658	3,211	2,939	94	78	(268)	(167)	7,120	6,508
Depreciation and amortisation	1,587	1,461	1,273	1,235	23	18	1	—	2,884	2,714
Grants and other contributions	5,632	5,075	174	199	—	2	(1,240)	(1,193)	4,566	4,083
Borrowing costs expense	220	69	1,042	371	2,108	1,347	(1,431)	(1,184)	1,939	603
Share of loss of equity accounted investments	—	1	4	4	—	—	—	—	4	5
Other	761	770	364	316	846	819	(206)	(381)	1,765	1,524

Total Expenses	22,633	21,215	7,739	6,658	3,202	2,378	(3,350)	(3,105)	30,224	27,146

Operating Surplus/(Deficit) before Income Tax Expense	5,027	4,001	871	1,480	191	318	(1,065)	(1,145)	5,024	4,654

Income tax credit/(expense)	—	—	(341)	(362)	(43)	(93)	384	455	—	—

Net Surplus/(Deficit)	5,027	4,001	530	1,118	148	225	(681)	(690)	5,024	4,654

(a)	See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-26

Notes to the Financial Statements
2.	Disaggregated Information continued

Assets and Liabilities as at 30 June 2005

	General		Public Non-financial		Public Financial		Consolidation
	Government (a)		Corporations (a)		Corporations (a)		Adjustments		Consolidated
	2005	2004	2005	2004	2005	2004	2005	2004	2005	2004
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Assets

Current Assets
Cash assets	2,584	1,729	932	1,025	27	26	(3,044)	(2,545)	499	235
Receivables	2,683	2,539	1,354	1,157	60	66	(940)	(850)	3,157	2,912
Other financial assets	1,464	1,243	157	17	9,160	6,193	(28)	(29)	10,753	7,424
Inventories	153	134	357	305	—	—	(1)	—	509	439
Current tax assets	42	72	—	—	—	—	(42)	(72)	—	—
Other	342	280	213	157	24	11	(13)	(15)	566	433

Total Current Assets	7,268	5,997	3,013	2,661	9,271	6,296	(4,068)	(3,511)	15,484	11,443

Non-Current Assets
Receivables	434	427	494	475	19,159	17,741	(15,745)	(14,493)	4,342	4,150
Investments accounted for using the equity method	34	34	58	60	1	2	1	—	94	96
Other financial assets	34,855	28,632	578	510	4,742	5,107	(17,585)	(14,599)	22,590	19,650
Inventories	175	169	47	82	—	—	(1)	—	221	251
Property, plant and equipment	73,108	61,158	29,277	25,434	62	68	(34)	(33)	102,413	86,627
Deferred tax assets	2,522	2,099	647	505	19	36	(3,188)	(2,640)	—	—
Intangibles	569	512	220	183	22	25	—	—	811	720
Other	28	9	1,193	1,219	—	—	(19)	(1)	1,202	1,227

Total Non-Current Assets	111,725	93,040	32,514	28,468	24,005	22,979	(36,571)	(31,766)	131,673	112,721

Total Assets	118,993	99,037	35,527	31,129	33,276	29,275	(40,639)	(35,277)	147,157	124,164

(a)	See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-27

Notes to the Financial Statements
2.	Disaggregated Information continued

Assets and Liabilities continued

	General		Public Non-financial		Public Financial		Consolidation
	Government (a)		Corporations (a)		Corporations (a)		Adjustments		Consolidated
	2005	2004	2005	2004	2005	2004	2005	2004	2005	2004
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Liabilities

Current Liabilities
Payables	2,336	1,910	1,234	1,025	215	193	(238)	(180)	3,547	2,948
Interest bearing liabilities	252	238	342	236	6,540	9,917	(3,645)	(3,000)	3,489	7,391
Current tax liabilities	—	—	31	63	7	6	(38)	(69)	—	—
Provisions	1,775	1,287	1,092	1,002	634	574	(712)	(682)	2,789	2,181
Other	391	301	147	105	—	—	(6)	(5)	532	401

Total Current Liabilities	4,754	3,736	2,846	2,431	7,396	10,690	(4,639)	(3,936)	10,357	12,921

Non-Current Liabilities
Payables	299	262	62	54	—	—	—	(1)	361	315
Interest bearing liabilities	2,935	2,971	12,772	11,914	23,292	16,509	(15,475)	(14,198)	23,524	17,196
Deferred tax liabilities	664	540	2,513	2,089	9	10	(3,186)	(2,639)	—	—
Provisions	13,799	13,692	820	800	1,537	1,167	(1)	129	16,155	15,788
Other	109	113	237	108	—	—	(19)	—	327	221

Total Non-Current Liabilities	17,806	17,578	16,404	14,965	24,838	17,686	(18,681)	(16,709)	40,367	33,520

Total Liabilities	22,560	21,314	19,250	17,396	32,234	28,376	(23,320)	(20,645)	50,724	46,441

Net Assets	96,433	77,723	16,277	13,733	1,042	899	(17,319)	(14,632)	96,433	77,723

(a)	See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-28

Notes to the Financial Statements
3. Commonwealth and Other Grants

	2005	2004
	$M	$M
Commonwealth
General purpose payments
GST revenue grants	7,354	6,515
National competition policy payments	143	88
Australian Health Care Agreement	1,455	1,367
Specific purpose payments
Health	456	398
Education	1,440	1,297
Other agencies	1,380	1,297

	12,228	10,962
Other	488	464

	12,716	11,426

4. Sales of Goods and Services

Goods	3,941	3,795
Services	4,887	4,543
Rental	334	305

	9,162	8,643

Cost of sales in relation to goods is $840 million (2004, $900 million).
5. Taxes, Fees and Fines

Taxes
Stamp duty
Transfer duty	1,728	1,863
Vehicle registration	267	271
Insurance	316	315
Mortgages	256	251
Other duties	75	132

	2,642	2,832

Payroll tax	1,589	1,409
Land tax	419	303
Debits tax	189	191
Various gaming taxes and other levies	1,017	914

Fees
Vehicle registration	767	702
Transport and other licences and permits	641	588
Fines	188	180

	7,452	7,119

6. Investment Income

Interest	4,125	3,176
Dividends	16	1
Other	15	8

	4,156	3,185

Note interest income on assets set aside to meet employee entitlement liabilities totalled $2,664 million (2004, $2,450 million).

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-29

Notes to the Financial Statements
7. Royalties and Other Territorial Revenue

	2005	2004
	$M	$M
Royalties	986	633
Other territorial revenue	88	90

	1,074	723

8. Other Operating Revenue

Net gain on disposal of non-current assets	57	17
Assets assumed	93	13
Increment on revaluation of:
Investments	90	282
Self generating and regenerating assets	67	3
Property, plant and equipment	21	79
Other	360	310

	688	704

9. Employee Expenses

Salaries, wages and associated costs	11,075	10,481
Superannuation	871	1,228

	11,946	11,709

Note the superannuation expense includes a decrease in the liability following a review by the State Actuary of $1,179 million (2004, $686 million decrease).
10. Depreciation and Amortisation

Depreciation and amortisation expenses for the financial year were charged in respect of:
Buildings	553	505
Plant and equipment	601	591
Infrastructure	1,467	1,357
Heritage and cultural assets	1	1
Leased plant and equipment	136	140
Software development	105	100
Other intangible assets	21	20

	2,884	2,714

11. Borrowing Costs Expense

Interest	1,929	594
Other	10	9

	1,939	603

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-30

Notes to the Financial Statements
12. Other Operating Expense

	2005	2004
	$M	$M
WorkCover Queensland and other claims	916	586
Decommissioned infrastructure assets	142	147
Operating lease rentals	54	62
Assets transferred to non-State entities	9	114
Bad and doubtful debts	54	50
Land under roads	37	11
Net loss on sale:
Investments	—	32
Non-current assets	1	1
Other	552	521

	1,765	1,524

Audit fees of $11.6 million (2004 $10.9 million) charged by the Queensland Audit Office to entities included in these financial statements have been eliminated on consolidation.
13. Cash Assets

Cash	2,870	1,704
Deposits at call	165	76
Treasury Investment Suspense Account	(2,536)	(1,545)

	499	235

Agencies forming part of the Public Accounts report all monies on hand as cash. This does not include the Queensland Treasury Corporation (QTC) money market deposits of $459 million (2004, $1,377 million). Refer Note 15. All material cash balances held by those agencies are managed and invested by Queensland Treasury Corporation daily to maximise returns in accordance with agreed risk profiles on a whole-of-Government basis.
14. Receivables

Current
Trade receivables	1,476	1,271
Interest receivables	20	64
Investment receivables	579	585
Loans and advances	104	180
GST input tax credits receivables	202	211
Finance leases	10	10
Other	1,049	911

	3,440	3,232

Less: Provision for doubtful debts	283	320

	3,157	2,912

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-31

Notes to the Financial Statements
14. Receivables continued

	2005	2004
	$M	$M
Non-Current
Trade receivables	176	100
Loans and advances	528	564
Onlendings	3,256	3,144
Finance leases	208	215
Other	193	149

	4,361	4,172
Less: Provision for doubtful debts	19	22

	4,342	4,150

Finance Lease Receivables due:
Not later than 1 year	16	16
Later than 1 year but not later than 5 years	55	57
Later than 5 years	327	338

Less: Future finance revenue	(180)	(186)

	218	225

Minimum Operating Lease Payments Receivable:
Operating leases not recognised in the financial statements:

Not later than 1 year	21	16
Later than 1 year but not later than 5 years	48	38
Later than 5 years	139	131

	208	185

15. Other Financial Assets

Current
Money market deposits	459	1,377
Floating rate notes	1,957	1,649
Securities and bonds	6,145	2,640
Investments managed by Queensland Investment Corporation	1,970	1,711
Other	222	47

	10,753	7,424

Non-Current
Securities and bonds	1,817	3,206
Investments managed by Queensland Investment Corporation	18,961	15,444
Shares	489	392
Other	1,323	608

	22,590	19,650

Refer Note 36 for further disclosure on financial instruments.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-32

Notes to the Financial Statements
16. Inventories

	2005	2004
	$M	$M
Current
Raw materials and stores	269	214
Work in progress	23	28
Finished goods	136	117
Land held for resale	51	51
Other	47	34
Write down/provision for obsolescence	(17)	(5)

	509	439

Non-Current
Work in progress	47	83
Land held for resale	174	168

	221	251

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-33

Notes to the Financial Statements
17. Property, Plant and Equipment

	Cost		Valuation		Accumulated		Written Down Value
					Depreciation
	2005	2004	2005	2004	2005	2004	2005	2004
	$M	$M	$M	$M	$M	$M	$M	$M
Land	249	44	28,982	21,509	—	—	29,231	21,553
Buildings	495	80	25,767	22,432	(8,274)	(6,751)	17,988	15,761
Infrastructure	5,261	5,532	60,398	51,904	(21,510)	(18,184)	44,149	39,252
Plant and equipment	5,945	6,042	1,654	969	(3,323)	(3,028)	4,276	3,983
Leased plant and equipment	1,590	1,803	2,584	2,435	(1,657)	(1,539)	2,517	2,699
Heritage and cultural assets	17	15	914	889	(310)	(307)	621	597
Capital works in progress	3,631	2,782	—	—	—	—	3,631	2,782

	17,188	16,298	120,299	100,138	(35,074)	(29,809)	102,413	86,627

Reconciliations
 Reconciliations of the carrying amount for each class of property, plant and equipment are set out below:

	Land		Buildings		Infrastructure		Plant and Equipment
	2005	2004	2005	2004	2005	2004	2005	2004
	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	21,553	16,084	15,761	14,959	39,252	35,860	3,983	5,560
Additions	277	86	416	221	1,247	982	677	654
Disposals	(189)	(184)	(54)	(86)	(147)	(446)	(174)	(270)
Revaluations	7,365	5,420	1,845	916	4,228	1,750	165	14
Recoverable write-downs	—	(1)	(8)	—	—	—	(11)	(12)
Depreciation and amortisation	—	—	(555)	(505)	(1,467)	(1,357)	(601)	(591)
Net asset transfers	225	148	583	256	1,036	2,463	237	(1,372)

Carrying amount at end of year	29,231	21,553	17,988	15,761	44,149	39,252	4,276	3,983

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-34

Notes to the Financial Statements
17. Property, Plant and Equipment continued

	Leased Plant and		Heritage and Cultural		Capital Works in		Total
	Equipment		Assets (a)		Progress
	2005	2004	2005	2004	2005	2004	2005	2004
	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	2,699	2,823	597	577	2,782	2,027	86,627	77,890
Additions	4	—	5	4	2,997	2,263	5,623	4,210
Disposals	(78)	(1)	(2)	—	(47)	(2)	(691)	(989)
Revaluations	10	3	20	20	—	—	13,633	8,123
Recoverable write-downs	—	—	—	—	—	—	(19)	(13)
Depreciation and amortisation	(136)	(140)	(1)	(1)	—	—	(2,760)	(2,594)
Net asset transfers	18	14	1	(3)	(2,100)	(1,506)	—	—

Carrying amount at end of year	2,517	2,699	620	597	3,632	2,782	102,413	86,627

(a)	Heritage and cultural assets includes $183 million (2004, $178 million) relating to assets held by the Queensland Museum. This collection has not been subject to a regular stocktake by management at the Queensland Museum. Accordingly, the Auditor-General provided a qualified opinion on Queensland Museum’s financial statements. The Auditor-General was unable to express an opinion on the reported value of the collections disclosed in the financial statements.
Property, Plant and Equipment Subject to Operating Leases
Of the property, plant and equipment listed above the following are subject to operating leases, which also include relevant licences and permits. Revenue from leased assets is disclosed in the Consolidated Statement of Financial Performance in ‘Other’ revenue on the basis set out in Note 1.

	Cost or	Accumulated
	Valuation	Depreciation	Written Down Value
	2005	2005	2005	2004
	$M	$M	$M	$M
Land	132	—	132	299
Investment properties	337	—	337	—
Buildings	78	29	49	157
Plant and equipment	64	15	49	45

	611	44	567	501

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-35

Notes to the Financial Statements
18. Intangible Assets

	Cost		Valuation		Accumulated		Written Down Value
					Depreciation
	2005	2004	2005	2004	2005	2004	2005	2004
	$M	$M	$M	$M	$M	$M	$M	$M
Software development	1,132	993	21	21	(556)	(465)	597	549
Other	179	128	164	152	(129)	(109)	214	171

	1,311	1,121	185	173	(685)	(574)	811	720

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-36

Notes to the Financial Statements
19. Other Assets

	2005	2004
	$M	$M
Current
Prepayments	244	213
Other	322	220

	566	433

Non-Current
Self-generating and regenerating assets:
Plantation growing timber	1,144	1,163
Prepayments	27	27
Other	31	37

	1,202	1,227

20. Restricted Assets
A number of assets included in the consolidated financial statements are classified as restricted assets because their use is wholly or partially restricted by externally imposed requirements. These assets include:

Grants and donations to further medical research in specified areas	20	25
Cash and property, plant and equipment to be used for specific purposes	48	40
Intra regional settlements residue held pursuant to national electricity markets arrangements	124	110

	192	175

21. Payables

Current
Trade creditors	2,031	1,634
Employee benefits	849	788
Grants and other contributions	128	58
Cross border lease deferred income	145	154
Interest	3	4
GST payable	140	131
Other	251	179

	3,547	2,948

Non-Current
Other	361	315

	361	315

22. Interest-Bearing Liabilities

Current
Deposits, loans and advances	2,248	2,178
State/Commonwealth debt	14	82
Treasury notes	613	30
Floating rate notes	—	101
Bonds and promissory notes	614	5,027
Derivatives	(1)	(32)
Finance leases (refer Note 31)	1	1
Other	—	4

	3,489	7,391

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-37

Notes to the Financial Statements
22. Interest-Bearing Liabilities continued

	2005	2004
	$M	$M
Non-Current
Deposits, loans and advances	57	55
State/Commonwealth Debt	436	487
Securities — Domestic and Overseas	23,050	16,486
Derivatives	(63)	16
Finance leases (refer Note 31)	9	107
Other loans	35	45

	23,524	17,196

23. Provisions

Current
Employee benefits (refer Note 37):
Annual leave	845	802
Superannuation	661	171
Judges’ pensions	8	8
Long service leave	214	218
Other benefits	50	60
Outstanding claims:
HIH/FAI	32	53
Workers’ compensation	609	569
Other	157	127
Onerous contracts — PPAs (refer Note 1(k))*	10	21
Onerous contracts — AMO (refer Note 1(k))	—	21
Queensland Government Insurance Fund	68	56
Other	135	75

	2,789	2,181

Non-Current
Employee benefits (refer Note 37):
Superannuation	11,389	11,495
Judges’ pensions	349	256
Long service leave	1,724	1,577
Other benefits	148	127
Outstanding claims
HIH/FAI	52	90
Workers’ compensation	1,526	1,288
Other	257	223
Onerous contracts — PPAs (refer Note 1(k))*	268	304
Queensland Government Insurance Fund	350	336
Other	92	92

	16,155	15,788

The liability for outstanding claims is measured as the present value of expected future payments, the majority of which are actuarially assessed. The liability includes outstanding claim recoveries and reinsurance receivables of $227 million (2004, $173 million). The liability for workers’ compensation included a 15% prudential margin.
The Queensland Government Insurance Fund (QGIF) is a centrally managed self-insurance scheme mainly covering property and medical and other liability claims for whole-of-Government. An actuarial assessment of the scheme was undertaken as at 30 June 2005.

*	The uncertainty associated with the estimation of the level of future wholesale electricity prices is detailed in Note 1(k) and this was also highlighted by the Auditor-General as an emphasis of matter in the independent audit report relating to Queensland Power Trading Corporation’s financial statements.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-38

Notes to the Financial Statements
23. Provisions continued
Movements in Provisions (excluding employee benefits):

	Onerous	Outstanding	QGIF	Other	Total
	Contracts	Claims		Provisions
	$M	$M	$M	$M	$M
Carrying amount at beginning of year	346	2,350	392	167	3,255
Additional provisions recognised	10	331	86	54	481
Reductions in provisions and payments	(21)	(48)	(45)	6	(108)
Change from remeasurement	(57)	—	(15)	—	(72)

Carrying amount at end of year	278	2,633	418	227	3,556

24. Other Liabilities

	2005	2004
	$M	$M
Current
Unearned revenue	437	344
Other	95	57

	532	401

Non-Current
Unearned revenue	254	171
Other	73	50

	327	221

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-39

Notes to the Financial Statements
25. Reconciliation of Changes in Net Assets (Equity)

	Accumulated		Asset Revaluation		Other		Total
	Surplus		Reserve		Reserves
	2005	2004	2005	2004	2005	2004	2005	2004
	$M	$M	$M	$M	$M	$M	$M	$M
Balance at the beginning of the financial year	45,459	40,844	31,401	23,321	863	729	77,723	64,894
Net assets of entities not previously consolidated	—	13	—	(13)	—	—	—	—
Net assets of entities no longer consolidated	—	(65)	—	38	—	(1)	—	(28)
Adjustment on initial application of accounting standards	32	87	—	—	—	—	32	87
Operating surplus/(deficit)	5,024	4,654	—	—	—	—	5,024	4,654
Revaluation of non-current assets*	—	—	13,700	8,126	—	—	13,700	8,126
Transfer to/(from) reserves	162	(64)	(173)	(71)	11	135	—	—
Other movements	(46)	(10)	—	—	—	—	(46)	(10)
Balance at the End of the Financial Year	50,631	45,459	44,928	31,401	874	863	96,433	77,723

*	The revaluation of non-current assets includes Natural Resources and Mines $4,336 million** (2004, $1,603 million), Education and the Arts $2,555 million (2004, $1,425 million), Main Roads $1,912 million (2004, $1,313 million), Environmental Protection Agency $728 million (2004, $149 million), Health $448 million (2004, $47 million), Housing $382 million (2004, $2,468 million), Port of Brisbane Authority $167 million (2004, $307 million), Police $164 million (2004, $100 million), Ergon $1,037 million*** (2004, $55 million), and Energex $714 million (2004, $15 million)***.

**	The increase in Crown land valuations by Natural Resources and Mines is largely attributed to the indexation of numerous waterfront properties located in South East Queensland to reflect movements in the value of land during 2004-05.

***	During 2004-05 Ergon and Energex adopted values for regulated supply system assets consistent with the Queensland Competition Authority (QCA) Final Determination asset valuation. Land and buildings also form part of regulated assets and have been valued consistent with the QCA Final Determination.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-40

Notes to the Financial Statements
26. Cash Flows
(a) Reconciliation of Net Surplus/(Deficit) to Net Cash Flows from Operating Activities

	2005	2004
	$M	$M
Net Surplus/(Deficit)	5,024	4,654

Non-Cash Movements:
Depreciation and amortisation	2,884	2,714
Net (gain)/loss on disposal/revaluation of non-current assets	(129)	(2)
Bad debt provision	10	23
Equity accounting loss	4	5
Unrealised net (gain)/loss on borrowings	644	(1,233)
Other	(13)	2

(Increase)/decrease in receivables	(385)	(418)
(Increase)/decrease in inventories	(40)	28
(Increase)/decrease in prepayment and other assets	(109)	31
Increase in creditors	580	553
Increase in provisions	981	250
Increase/(decrease) in other liabilities	237	32

Total Non-Cash Movements	4,664	1,985

Cash Flows from Operating Activities	9,688	6,639

Being: Cash flows of non-financial institutions as per:
Consolidated Statement of Cash Flows	8,964	7,102
Dividends from Public Financial Corporations	(10)	(40)
Interest capitalised	(21)	(18)
Cash flows of Public Financial Corporations Refer Note 26(b)	755	(405)

	9,688	6,639

(b) Cash Flows from Public Financial Corporations

Cash Flows from Operating Activities
Sale of goods and services	1,025	896
Interest received	2,282	1,062
Other receipts	9	14
Employee expenses	(115)	(89)
Supplies and services	(43)	(45)
Borrowing costs paid	(1,583)	(1,495)
Other payments	(820)	(748)

Net Cash from Operating Activities	755	(405)

Cash Flows from Investing Activities
Proceeds from sale of investments	56,867	32,999
Purchase of property, plant and equipment	(103)	(38)
Purchase of investments	(60,363)	(33,244)

Net Cash from Investing Activities	(3,599)	(283)

Cash Flows from Financing Activities
Proceeds from issue of Government securities	37,500	46,309
Redemption of Government securities	(34,645)	(45,571)
Dividends paid	(10)	(40)

Net Cash from Financing Activities	2,845	698

Net Cash Flows from Public Financial Corporations	1	10

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-41

Notes to the Financial Statements
26. Cash Flows continued
(c) Cash Flows Presented on a Net Basis
     Cash flows arising from the following activities are presented on a net basis in the Statement of Cash Flows:
     - loan advances to and redemptions from borrowing authorities;
     - receipt and withdrawal of client deposits; and
     - money market and other deposits.
27. Investments Accounted for using the Equity Method
Investments in the following unlisted associated and joint venture entities are recognised at amounts in excess of $1 million in the accounts of the relevant public sector entity:

Name of Entity	Principal Activity		Ownership		Equity Accounted
			Interest		Amount
			2005	2004	2005	2004
			%	%	$M	$M
Dumaresq-Barwon Border	Water	(i)	50	50	29	29
Rivers Commission	management

Little Stanley Street Retail	Retail component	(ii)	65	65	5	5
Joint Venture	of the Little Stanley
	Street development

Ceramic Fuel Cells Pty Ltd	Development fuel	(iii)	34	34	—	12
	cell technology

ElectraNet Pty Ltd	Electricity	(iv)	41	41	58	48
	transmission
	services

QInvest Limited	Dealer in securities	(v)	50	50	2	2
	and financial
	planning advice

					94	96

(i)	Dumaresq-Barwon Border Rivers Commission is a joint authority constituted by an agreement between the Queensland and New South Wales governments. Each government holds a 50% interest in the joint commission.

(ii)	South Bank Corporation holds a 65% interest in Little Stanley Street Retail Joint Venture entity, being the retail component of the Little Stanley Street development.

(iii)	ENERGEX Limited holds a 33.5% interest in Ceramic Fuel Cells Pty Ltd, which aims to commercialise fuel cell technology. ENERGEX Limited wrote down the carrying amount of its investment in Ceramic Fuel Cells Pty Ltd by $6.3 million in 2004-05.

(iv)	Powerlink Queensland holds a 41.11% interest in ElectraNet Pty Ltd (trading as ElectraNet SA), being an electricity transmission services provider in South Australia.

(v)	Queensland Investment Corporation holds a 50% interest in QInvest Limited, being a licensed dealer in securities, providing financial planning advice and acting as responsible entity for the QInvest Investment Access Funds.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-42

Notes to the Financial Statements
27. Investments Accounted for using the Equity Method continued

	2005	2004
	$M	$M
Movements in Carrying Amount of Equity Accounted Investments:

Carrying amount at beginning of the financial year	96	84
Share of net profit/(loss)	(4)	(5)
Revaluation of assets	10	6
Increase in holdings	—	11
Write down of carrying amount of investment in associates	(6)	—
Return of funds contributed	(2)	—

Carrying amount at end of the financial year	94	96

Share of Accumulated Surplus/(Loss) and Reserves Attributable to Equity Accounted Investments:

Accumulated Surplus/(Loss)
Balance at beginning of the financial year	(36)	(29)
Share of profit/(loss) accounted for using the equity method	(4)	(5)
Adjustments against accumulated surplus/(loss)	—	(2)

Balance at end of the financial year	(40)	(36)

Asset Revaluation Reserve
Balance at beginning of the financial year	89	83
Share of asset revaluations during the year	10	6

Balance at end of the financial year	99	89

Share of Contingent Liabilities and Commitments of Equity Accounted Investments:

Obligations and guarantee	27	30
Capital and lease commitments	10	13

	37	43

28. Investments in Entities that are not Controlled or Associated
Investments held by the Government that are not in respect of controlled or associated entities with a carrying amount greater than $1 million follow:

Name of Entity	Principal	Ownership Interest		Carrying Amount
	Activity	2005	2004	2005	2004
		%	%	$M	$M
Unlisted
South East Queensland	Bulk water
Water Corporation Pty Ltd	storage	20	20	39	39
BAC Holdings Pty Ltd (i)	Airport
	management	38	38	449	361

				488	400

(i)	The nature of the investment in BAC Holdings Pty Ltd, including distribution of voting rights, dividend entitlements and board representation, is such that the corporation is neither a subsidiary nor an associate.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-43

Notes to the Financial Statements
29.	Interest in Joint Ventures

CS Energy Ltd

Callide Energy Pty Ltd, a wholly owned subsidiary of CS Energy Ltd, holds a 50% interest in the Callide Power Project Joint Venture with IG Power (Callide) Ltd whose principal activity is the generation of electricity.

CS Energy Ltd holds a 50% participating interest in the Kogan North Joint Venture, a gas development joint venture with Australian CBM Pty Ltd.

In March 2005, CS Energy disposed of its 50% participating interest in a gas development joint venture with Queensland Gas Company Ltd.

The value of the joint venture assets included in the Consolidated Statement of Financial Position at 30 June 2005 was $396 million (2004, $392 million).

Tarong Energy Corporation Limited

Tarong Energy Corporation Limited holds a 20% (2004, 19%) interest in the Private Forestry Plantation Joint Venture. The principal activity is the commercial production of timber from plantations.

TN Power Pty Ltd and TM Energy (Australia) Pty Ltd each hold a 50% interest in the TN Power unincorporated Joint Venture whose principal activity is the generation of electricity.

The value of the joint venture assets included in the Consolidated Statement of Financial Position at 30 June 2005 was $288 million (2004, $300 million).

Queensland Power Trading Corporation (Enertrade)

Enertrade, as the parent entity, holds 100% (2004, 100%) interest in the North Queensland Gas Pipeline Joint Venture whose principal activity is the construction and operation of a gas pipeline between Moranbah and Townsville.

The Joint Venture’s operating costs of $3 million (2004, $nil) are reflected in the Consolidated Statement of Financial Performance for the year ended 30 June 2005. The value of the joint venture assets included in the Consolidated Statement of Financial Position at 30 June 2005 was $180 million (2004, $125 million).

Capital commitments relating to the North Queensland Gas Pipeline Joint Venture are disclosed in Note 31.

Department of Housing

The Department of Housing holds a 54% interest (2004, 62%) in a joint venture operation with Queensland University of Technology to develop the Kelvin Grove Urban Village. Each party to the joint venture owns and develops its own land but contributes to the cost of shared infrastructure and other project common works.

The land and development costs included in the Consolidated Statement of Financial Position at 30 June 2005 is $32 million (2004, $35 million).

QR

QR has interests in a number of joint ventures for transport related works. Further details of these ventures are set out in the annual report of QR.

The Council of the Queensland Institute of Medical Research (QIMR)

QIMR has contractual arrangements with a number of incorporated and unincorporated joint ventures. Details of the joint venture partners can be obtained from the annual report of QIMR.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-44

Notes to the Financial Statements
29.	Interest in Joint Ventures continued

South Bank Corporation

South Bank Corporation holds a 65% interest in the Little Stanley Street Retail Joint Venture entity. Refer to Note 27 for further details.

Other

Joint ventures that contribute less than $2 million in net assets and/or net revenues to the Consolidated Statements of Financial Position or Performance include:
-	The Department of Primary Industries and Fisheries holds an interest in various joint ventures relating to private forestry plantations and seed orchards.

-	The Department of Natural Resources and Mines is a party to the Public Sector Mapping Venture to create and facilitate access to national spatial datasets for both governmental and commercial use.

-	The Department of Natural Resources and Mines and HEMA Maps Pty Ltd each hold a 50% interest in a joint venture operation to produce, promote, distribute and sell maps from the Sunmap Regional Map series.

-	The Department of Health has a 50% interest in a joint venture operation with the University of Queensland for the operation of a magnetic resonance imaging facility.

-	The Department of Main Roads (RoadTek) holds approximately a 20% participating interest in the Golding-RoadTek Joint Venture. The purpose of the venture operation is the construction of bridgeworks and roadworks for the Gladstone Port Access Road Project.
30.	Public Private Partnerships

Queensland Health

Queensland Health has entered into a number of contractual arrangements with private sector entities for the construction and operation of public infrastructure facilities for a period of time on departmental land. After an agreed period of between 15 and 25 years, title to these facilities will pass to Queensland Health.

Arrangements in operation as at 30 June 2005 are:
-	Butterfield Street car park (commenced January 1998);

-	Bramston Terrace car park (commenced November 1998);

-	Central Energy facility (commenced February 1999);

-	Noosa Hospital and Specialist Centre (commenced September 1999);

-	The Prince Charles Hospital car park (commenced November 2000);

-	Townsville Hospital Support Facilities Building and Walkway (commenced April 2002); and

-	Townsville Childcare Centre (commenced September 2004).
To date, no rights or obligations relating to these facilities have been recognised by Queensland Health, other than those associated with land rental and the provision of various services under the agreements.
Queensland Health also has entered into a number of contractual arrangements (termed collocation agreements) with private sector entities for the construction and operation of private health facilities for a period of time on departmental land. After an agreed period of 25 years, title to the facilities will pass to Queensland Health. The department does not control the facilities associated with these arrangements and accordingly, the facilities are not recognised as assets.
Collocation arrangements in operation as at 30 June 2005 are:
-	Caboolture Private Hospital (commenced September 1997);

-	Logan Private Hospital (commenced February 1998);

-	Redlands Private Hospital (commenced August 1999); and

-	Holy Spirit Northside Private Hospital (commenced July 2001).

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-45

Notes to the Financial Statements
30.	Public Private Partnerships continued

Department of Transport

The Brisbane Airport Rail Link (BARL) is a public rail transport system developed by Airtrain Citylink Limited (Airtrain) to link Brisbane Airport to the existing QR network.

In 1998, the State Government entered into an agreement with Airtrain whereby Airtrain was required to acquire the land required for the BARL, and design, construct, maintain and operate the BARL for a concession period of 35 years. At the end of this period, the agreement provides for Airtrain to transfer the BARL to the Government at no cost to the State.

Department of Employment and Training

In April 2005, the State Government entered into a contractual arrangement with Axiom Education Queensland Pty Ltd (Axiom) to design, construct, operate, maintain and finance the Southbank Education and Training Precinct for a period of 34 years on Departmental land. At the end of this period, the buildings will be handed back to the Department. No assets or liabilities have been recognised at reporting date in respect of this arrangement.

Further information may be obtained from the individual financial reports of the relevant agencies.

31.	Expenditure Commitments

Other than obligations under finance leases, where substantially all the risks and benefits incidental to ownership of the leased assets are transferred to the lessee, the following commitments have not been recognised as liabilities in the Consolidated Statement of Financial Position.

As at 30 June 2005, State Government entities had entered into the following capital and non-capital expenditure commitments, lease commitments and grant and subsidy commitments with non-public sector entities:

	2005	2004
	$M	$M
Capital Expenditure Commitments

Not later than 1 year	1,904	1,593
Later than 1 year but not later than 5 years	1,457	1,519
Later than 5 years	63	21

	3,424	3,133

Non-Capital Expenditure Commitments

Power Purchase Agreements (PPAs)

Not later than 1 year	211	194
Later than 1 year but not later than 5 years	846	870
Later than 5 years	1,950	2,184

	3,007	3,248

Queensland Power Trading Corporation’s commitments include ‘take or pay’ and minimum take commitments as well as an estimate of the impact of escalation over the remaining terms of the commitment.

Other Agreements

Not later than 1 year	588	546
Later than 1 year but not later than 5 years	616	1,396
Later than 5 years	561	1,533

	1,765	3,475

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-46

Notes to the Financial Statements
31. Expenditure Commitments continued

	2005	2004
	$M	$M
Operating Lease Commitments

Not later than 1 year	205	164
Later than 1 year but not later than 5 years	366	300
Later than 5 years	139	128

	710	592

Finance Lease Commitments

Not later than 1 year	1	7
Later than 1 year but not later than 5 years	2	24
Later than 5 years	13	150

Total minimum lease payments	16	181
Future finance charges	(6)	(73)

Total lease liabilities	10	108

Current lease liabilities (refer Note 22)	1	1
Non-current lease liabilities (refer Note 22)	9	107

	10	108

Grant and Subsidy Commitments

Not later than 1 year	1,524	1,266
Later than 1 year but not later than 5 years	1,808	1,483
Later than 5 years	22	13

	3,354	2,762

32.	Cash and Other Assets Held in Trust

Various monies were held in trust by State Government agencies at 30 June 2005 and are not included as assets/liabilities in the Consolidated Statement of Financial Position. A summary follows of entities holding assets in trust:

Queensland Investment Corporation	19,116	15,828
Public Trustee	1,481	1,341
Queensland Treasury Corporation	109	216
Treasury Department	13	17
Other	110	109

	20,829	17,511

33.	Contingent Assets and Liabilities

Contingent assets and liabilities represent items that are not recognised in the Consolidated Statement of Financial Position because at balance date it is not probable the Government would receive or sacrifice future economic benefits in respect of these items. Below are details of the more significant contingent assets and liabilities from a whole-of-Government perspective. Reference should be made to individual agency financial reports for additional information.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-47

Notes to the Financial Statements
33.	Contingent Assets and Liabilities continued

Contingent Liabilities — Quantifiable

	2005	2004
	$M	$M
Nature of Contingency

Guarantees and indemnities	5,849	5,468
QTC — stock loans	597	1,243
Other	23	28

	6,469	6,739

Guarantees
These mainly comprise guarantees by the State including in respect of borrowings by local governments from the Queensland Treasury Corporation of $2,780 million (2004, $2,699 million) and in respect of insurance policies issued by Suncorp Life and Suncorp-Metway Limited of $2,368 million (2004, $2,162million). Guarantees of $277 million (2004, $321 million) were also provided by the Queensland Treasury Corporation relating to the trading activities in the national electricity market of subsidiaries of Ergon Energy Corporation Limited, ENERGEX Limited and Enertrade, which are Queensland Government-owned corporations.
Queensland Treasury Corporation (QTC) — Stock Loans
In support of an active trading and pricing market for QTC stock, the Corporation lends stock to various financial institutions on the basis that such loans form part of QTC’s total exposure to the institution concerned.
The Corporation’s stock lending policy ensures that all such transactions are covered by appropriate credit arrangements such as credit limits, cash securities or lodgement of collateral securities. In the event that the financial institutions holding QTC stock default on their repayment obligations, QTC would be required to enter the market and borrow further amounts to cover the default. The risk of this eventuality is considered to be low.
Other
As at 30 June 2005, there are 24 cases filed with the courts relating to revenue collected by the Office of State Revenue. An estimate of the liability should the outcomes of the above mentioned cases prove unfavourable for the State is $15 million (2004, $18 million).
Contingent Liabilities — Not Quantifiable
Legal Proceedings and Disputes
A number of legal actions have been brought against the State Government and its agencies. Notification also has been received of a number of other cases that are not yet subject to court action but which may result in subsequent litigation.
Due to the wide variety and nature of the claims and the uncertainty of any potential liability, no value has been attributed to these actions/claims.
Native Title
A number of native title claims that affect the Queensland Government have been filed with the National Native Title Tribunal under the Native Title Act 1993 (Commonwealth). The Native Title Act provides for payment of compensation to native titleholders for a variety of acts that may affect native title.
It is possible that the Government may face future litigation and liability in respect of these and other claims. However, given the subjectivity of the issue, it is inappropriate to attempt to determine the likely success of such claims or to quantify any potential liability.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-48

Notes to the Financial Statements
33.	Contingent Assets and Liabilities continued

Securities, Warranties and Guarantees

The State has provided a number of securities, warranties and guarantees in the normal course of business. The amount of any future claims against these securities, warranties and guarantees cannot be reliably estimated.

WorkCover

The WorkCover Queensland Act 1996 provides that the State Government guarantees every WorkCover policy or other insurance contract with WorkCover Queensland, a statutory body. Given the nature of this contingency, it is not possible to estimate the liability, if any, due under this heading.

Queensland Investment Corporation

The Queensland Investment Corporation, in its capacity as trustee is potentially liable for the unsettled liabilities of a number of trusts that it administers. However, under the respective trust deeds the Corporation is entitled to be indemnified out of the assets of the trusts for any losses or outgoings that may be sustained in its role as trustee.

The directors have assessed the recoverable amounts of the assets of the trusts and concluded that currently they have excess assets over liabilities.

Funds managed by the corporation in a trustee capacity totalled $19,758 million at 30 June 2005 (2004 $16,216 million).

Cross Border Lease Transactions

The Queensland Treasury Corporation has assumed responsibility for a significant portion of the transaction risk relating to a number of cross border lease transactions and in certain situations could be liable to make additional payments under the transactions. However, external advice and history to date indicate that there is remote likelihood of these events occurring.

In addition, the Corporation has provided certain guarantees and indemnities to various participants in the cross border lease transactions. Unless exceptional and extreme circumstances arise, it is unlikely that the Corporation will be required to make a significant payment under these guarantees and indemnities.

Tarong North Power Station

The Queensland Treasury Corporation has provided a guarantee of certain payment obligations and an irrevocable put option for an additional 50% of the power station exercisable by the option holder under certain circumstances to support the 50% sale of Tarong North Power Station by the Tarong Electricity Corporation Limited.

‘Take or Pay’ Agreements

In order to ensure a reliable source of natural gas supply for current and future customers, ENERGEX Retail Pty Ltd has long term supply agreements with producers containing ‘take or pay’ conditions.

Contaminated Land

The State Government controls certain areas of land that are affected by pollutants. The agencies involved will be obliged to restore these assets to a safe and useable condition in the event that their use changes, for example, when the land is sold. Given its nature, it is not possible to provide an estimate of the potential liability of this exposure.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-49

Notes to the Financial Statements
33.	Contingent Assets and Liabilities continued

Financial Assurance Liability Gap for Mining Projects

Financial assurances are required when mining projects are undertaken to cover the rehabilitation liability should a mining leaseholder fail to undertake rehabilitation, or for remediation of disturbed land or to secure compliance with the licence. The current financial assurance system provides for a discount based on past environmental performance. This has resulted in a gap in the financial assurances held by the State and the potential liability should a miner default.

The contingent liability would only be recognised as an actual liability in the event that the miner defaults on the conditions of the licence and the State holds insufficient financial assurance to cover the rehabilitation that the State considers necessary. Since January 2001, it has not been necessary to call upon the financial assurances held to undertake rehabilitation. It is therefore not considered practical to estimate the potential financial effect of these contingent liabilities.

In the event of default it is likely the Government would attempt to pursue legal action to obtain a Court Order requiring miners, companies and/or directors to carry out rehabilitation as required under the provisions of the licence. Where such action is not successful, the State may perform the work using financial authority funds held and attempt to instigate litigation in an effort to recover any additional costs of the rehabilitation. It is recognised that the State would face potentially significant obstacles recovering monies from persons who are insolvent.

Rehabilitation of Abandoned Mine Sites

The State has a responsibility to rehabilitate abandoned mine sites. At reporting date it is not possible to determine the extent or timing of any potential financial effect that this responsibility may have.

Cost of Greenhouse Gas Emission Permits

The Kyoto Protocol to the Framework Convention on Climate Change includes a provision for trading in greenhouse gas emissions between national jurisdictions that have ratified the protocol. The Commonwealth Government has decided not to ratify the protocol and is not considering the introduction of a domestic emissions trading scheme. State and Territory governments have established a working group to develop a multi-jurisdictional emission trading scheme in Australia. However, Queensland has not committed to the introduction of an emissions trading scheme.

Currently it is expected that a domestic emission trading scheme will not be introduced before 2008 as it will take several years to agree on design issues, develop the legislative framework and establish the institutional structure.

A requirement to hold permits to cover greenhouse gas emissions may impact on the operations of a number of Government-owned corporations, principally the electricity generation corporations, QR and DPI Forestry. DPI Forestry may earn credits for carbon dioxide offsets. However, the direct impact of an emission trading scheme will depend on the industries covered and the types of offsets available.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-50

Notes to the Financial Statements
34.	Contingent Assets and Liabilities continued

Contingent Assets — Quantifiable

Guarantees

The Department of Natural Resources and Mines holds bank guarantees of $836 million (2004, $763 million), which represents the maximum value the department is potentially entitled to under the conditions of current mining leases.

WorkCover Queensland holds bank guarantees on behalf of self-insurers totalling $406 million (2004, $364 million).

The Department of State Development holds bank guarantees in relation to the Queensland Investment Incentive Scheme (QIIS) grants provided to public sector proponents totalling $47 million (2004, $51 million).

QR holds bank and insurance company guarantees of $299 million (2004, $79 million).

The Department of Main Roads holds securities on behalf of contractors in the form of performance guarantees amounting to $38 million (2004, $33 million).

ENERGEX Limited holds bank guarantees totalling $29 million from customers relating to the supply of electricity and the construction of capital assets for those customers (2004, $32 million). The exit from an option agreement by an associate may result in revenue of $5 million.

The Department of Health holds bank guarantees and undertakings from third parties totalling $9 million (2004, $3 million).

Tourism Queensland holds a bank guarantee for $7 million in respect of a licence agreement for commercial operations, effective 1 July 2005, for an initial term of five years.

Construction Industry Skills Centre Pty Ltd

A non-recoverable loan of $11 million paid to Construction Industry Skills Centre Pty Ltd is repayable to the State Government if the company and related trust are wound up. A mortgage agreement over the company’s property at Salisbury has been entered into, to reflect the contingent asset.

Long Term Community Housing Programme and Crisis Accommodation Program

The State’s long term community housing and crisis accommodation programs, aim to provide grants to assist communities to provide locally managed long-term affordable rental housing for low income earners whose housing needs cannot be met by other housing options. Legal title to dwellings funded under this program is in the name of the respective local governments or other associations. Should a local government or other association sell such a property or use it for another purpose, the Government becomes legally entitled to the payment of compensation.

At 30 June 2005, the Government is not aware of any circumstances or information that would lead it to believe that any such assets will crystallise in the future and consequently an aggregate value cannot be readily quantified.

Beerburrum State Forest Fire

DPI Forestry is currently prosecuting a civil claim to recover substantial losses resulting from a fire in the Beerburrum State Forest plantations in November 1994. The State’s claim has been lodged with the Supreme Court and due process is under way. At this stage it is considered impractical to make an estimate of the potential financial effect arising in the future.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-51

Notes to the Financial Statements
34.	Post Balance Date Events

Emu Downs Wind Farm Project

On 21 July 2005, Stanwell Corporation Limited entered into a number of agreements in respect of the Emu Downs Wind Farm Project, including power and green benefit off take and network agreements and an engineer, procure and construct contract. The Project has an approved capital budget of $180 million and will be completed in late 2006. The intention is for the Project to be jointly developed and operated with a third party.

Replacement of Government Aircraft

Contracts for the purchase of two aircraft to replace the current Government aircraft were signed on 1 July 2005.

Details of the financial effect will be reported in the 2005-06 financial statements, with the expenditure commitments included in Note 31.

Queensland Health

At 30 June 2005, Queensland Health was the subject of the Bundaberg Hospital Commission of Inquiry and the Queensland Health Systems Review. Both the Commission of Inquiry and the Health Systems Review are expected to generate recommendations impacting on the structure and operations of Queensland Health.

35.	Defeased Cross Border Leases

In prior years, the State has entered into a number of cross border leases in conjunction with Queensland Treasury Corporation. In accordance with AAS 17 Leases, the leases are treated as finance leases, the leased assets being amortised over the estimated useful lives of the assets. The entities which have entered into this type of arrangement are detailed below:

The Stanwell power station is subject to cross border leases that were entered into in 1995. There is no lease liability as future lease payments were prepaid at the commencement of the lease.

In the 2000-01 financial year, the Queensland Electricity Transmission Corporation Limited, trading as Powerlink Queensland, entered into a structured financing arrangement involving the sale and subsequent lease-back of certain assets. The arrangement, which is a USA cross border lease, represents the sale/lease-back of Powerlink Queensland’s regulated transmission assets.

In the past, QR has entered into a series of structured financing arrangements involving the sale and subsequent lease-back of assets.

QR accounts for cross border leases on a basis that reflects the substance of the transactions, being to record a leased asset and to only recognise in the accounts the resulting changes in cash flows.

Where it is necessary under the cross border lease provisions to substitute existing owned assets for damaged or disposed leased assets and there is a difference between the value of the owned asset and the acquisition cost of the now leased asset (the appraised value), QR nets this amount off in the Statement of Financial Position to ensure the leased asset is recorded at fair value.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-52

Notes to the Financial Statements
36.	Additional Financial Instruments Disclosure

Derivative Financial Instruments

The State and certain of its controlled entities enter into derivative financial instruments in the normal course of business in order to hedge exposures to movements in interest rates, foreign currency exchange rates and commodity prices. They may be used to hedge exposure to fluctuations in anticipated commitments, putting in place either long term floating rate funding or long term fixed rate funding.

Interest Rate Risk

A number of State-owned entities enter into interest rate swaps, forward rate agreements and futures contracts to assist in the management of interest rate risk.

In most instances, interest rate swaps are utilised to swap medium to long term fixed rate borrowings into floating rate borrowings at rates that are lower than those available if short term borrowings were utilised.

Forward rate agreements are used to lock in a guaranteed return on known cash flows, as and when they fall due, or to manage the duration of a particular pool or fund.

Futures contracts are used primarily for the same purpose as forward rate agreements. These contracts have little credit risk, as the counterparties are organised exchanges.

The Government’s exposure at 30 June 2005 to interest rate risk and the effective interest rates of financial assets and financial liabilities are shown in the following table. All assets and liabilities are shown by maturity or contractual repricing dates. Assets and liabilities are shown at their carrying value. Derivatives are shown at notional amounts. Notional principal amounts of derivatives represent the contract or face value of these derivatives.

The weighted average effective interest rate was the rate effective at 30 June 2005.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-53

Notes to the Financial Statements
36.	Additional Financial Instruments Disclosure continued

As at 30 June 2005 Contractual Repricing/Maturity Date

	Floating				Non-		Weighted
	Interest	1 Year or	1 to 5	Over 5	Interest		Average
	Rate	Less	Years	Years	Bearing	Total	Rate
	$M	$M	$M	$M	$M	$M	%
Financial Assets
Cash	499	—	—	—	—	499	N/A
Receivables	—	—	—	—	7,490	7,490	N/A
Commercial Loans	—	4	5	—	—	9	6.71
Deposits	454	—	—	—	—	454	5.61
Floating rate notes	1,945	—	—	—	—	1,945	5.92
Securities	5,560	643	549	1,166	—	7,918	5.62
QIC investments (a)	1,410	—	—	—	19,521	20,931	5.82
Shares	—	—	—	—	489	489	N/A
Other	36	15	996	—	479	1,526	N/A

Total Financial Assets	9,904	662	1,550	1,166	27,979	41,261

Financial Liabilities
Australia
Payables	—	—	—	—	3,908	3,908	N/A
Deposits	2,305	—	—	—	—	2,305	N/A
State/Commonwealth debt	—	14	58	414	—	486	4.59
Treasury notes	15	620	—	—	—	635	5.49
Bonds	184	219	6,816	5,755	—	12,974	5.34
Derivatives	7,805	(661)	(5,649)	(1,559)	—	(64)	N/A
Finance leases	—	1	—	7	2	10	6.47
Other	—	—	1	4	30	35	N/A
Overseas
Commercial paper	142	—	—	—	—	142	3.57
Bonds	—	—	4,529	4,316	—	8,845	5.33
Medium term notes	—	66	477	45	—	588	5.61

Total Financial Liabilities	10,451	259	6,232	8,982	3,940	29,864

Net Financial Assets	(547)	403	(4,682)	(7,816)	24,039	11,397

(a)	QIC investments

As at 30 June 2005, QIC investments were allocated over the following categories:

$M
Cash	1,089
Australian fixed interest	2,252
Australian equities	6,987
International equities	7,095
International fixed interest	21
Property	3,487

20,931

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-54

Notes to the Financial Statements
36.	Additional Financial Instruments Disclosure continued

As at 30 June 2004 Contractual Repricing/Maturity Date

	Floating				Non-		Weighted
	Interest	1 Year or	1to 5	Over 5	Interest		Average
	Rate	Less	Years	Years	Bearing	Total	Rate
	$M	$M	$M	$M	$M	$M	%
Financial Assets
Cash	235	—	—	—	—	235	N/A
Receivables	—	—	—	—	6,892	6,892	N/A
Commercial Loans	—	2	8	—	—	10	10.09
Deposits	1,372	—	—	—	—	1,372	5.36
Floating rate notes	1,639	—	—	—	—	1,639	5.77
Securities	2,583	38	221	2,856	—	5,698	5.75
QIC investments (a)	1,492	—	—	—	15,663	17,155	5.83
Shares	—	—	—	—	392	392	N/A
Other	23	21	250	25	366	685	N/A

Total Financial Assets	7,343	61	479	2,881	23,313	34,077

Financial Liabilities
Australia
Payables	—	—	—	—	3,264	3,264	N/A
Deposits	2,234	—	—	—	—	2,234	N/A
State/Commonwealth debt	68	14	58	428	—	567	4.67
Treasury notes	30	—	—	—	—	30	5.33
Floating rate notes	100	—	—	—	—	100	5.40
Bonds	37	2,457	3,326	5,983	—	11,804	5.80
Derivatives	5,030	(2,607)	(2,750)	225	—	(103)	N/A
Finance leases	96	1	1	8	2	108	5.57
Other	—	—	—	5	43	48	N/A
Overseas
Commercial paper	513	—	—	—	—	513	2.29
Bonds	—	2,001	1,808	3,958	—	7,766	5.76
Medium term notes	—	20	624	102	—	746	5.88
Other	134	—	—	—	—	134	0.04

Total Financial Liabilities	8,242	1,885	3,068	10,708	3,309	27,213

Net Financial Assets	(899)	(1,824)	(2,589)	(7,828)	20,004	6,864

(a)	QIC investments

As at 30 June 2004, QIC investments were allocated over the following categories:

$M
Cash	705
Australian fixed interest	1,485
Australian equities	6,205
International equities	5,849
International fixed interest	21
Property	2,890

17,155

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-55

Notes to the Financial Statements
36.	Additional Financial Instruments Disclosure continued

Credit Exposure

Credit risk exposure represents the potential loss that would be recognised if all counterparties failed to perform as contracted.

Financial Instruments — On-Balance Sheet

The State’s credit risk on recognised financial assets, excluding investments, is the carrying amount of these assets in the Consolidated Statement of Financial Position. The market value at balance date is the credit exposure for investments.

Financial Instruments — Off-Balance Sheet

The credit exposure for derivative contracts is calculated utilising the ‘value at risk methodology’ which takes into account the current market value, duration, term to maturity and interest rate and/or exchange rate volatility.

Credit risk exposures that are related to derivative financial instruments follow:

	2005	2004
	$M	$M
Derivative Exposure

Interest rate swaps	592	502
Forward rate agreements	3	4
Forward exchange contracts	24	127
Cross currency swaps	3	24
Credit derivatives	10	82
The Government limits exposure to individual counterparties by determining maximum credit exposure limits based on the counterparty’s rating and size of its balance sheet. Counterparty exposure by rating is as follows:

	Credit Exposure
	2005	2004
Rating	%	%
AAA	47	57
AA+	8	4
AA	3	4
AA-	32	21
A+	6	9
A	3	4
A-	1	1

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-56

Notes to the Financial Statements
36.	Additional Financial Instruments Disclosure continued

Foreign Exchange Risk

To effectively manage the exposure of foreign currency borrowings and offshore investments to fluctuations in exchange rates, both forward exchange contracts and cross currency swaps are used. Offshore borrowings are required to provide access to additional sources of funding and to diversify risk exposure.

The following table summarises the hedging effect that cross currency swaps and forward exchange contracts have had on foreign currency borrowings and offshore investments based on the face value of derivatives, borrowings and offshore investments:

			Offshore
	Borrowings		Investments		Swaps		Forwards		Net Exposure
	2005	2004	2005	2004	2005	2004	2005	2004	2005	2004
Currency	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
USD	(131)	(254)	2	—	21	12	2,143	1,807	2,035	1,565
YEN	—	(134)	—	—	—	134	478	162	478	162
CHF	—	—	—	—	—	—	(9)	115	(9)	115
HKD	—	—	—	—	—	—	(14)	73	(14)	73
GBP	—	(65)	—	—	—	—	475	412	475	346
EUR	—	(168)	—	—	3	5	471	565	474	401
NZD	(18)	(23)	—	—	18	24	(50)	(10)	(50)	(10)
AUD	(9,426)	(8,515)	—	—	(41)	(178)	(3,729)	(3,147)	(13,196)	(11,840)
Other	—	—	—	—	—	—	236	55	236	55
Liquidity Risk
Liquidity risk arises from the possibility that individual agencies may be unable to settle a transaction on the due date. A range of funding facilities exists to manage this situation.
Net Fair Value of Financial Instruments
The carrying amount of the State’s financial assets and liabilities equates to their net fair value.
The net fair value of financial assets and liabilities is determined as follows:
-	cash, deposits, receivables and payables approximate fair value; and

-	the net fair value of other monetary financial assets and liabilities is based on market prices, or has been determined by discounting expected future cash flows by the current interest rate for financial assets and liabilities with similar risk profiles.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-57

Notes to the Financial Statements
37.	Employee Benefits

	2005	2004
	$M	$M
Employee Entitlement Liabilities:
Superannuation benefits:
State Public sector — defined contribution	2,181	1,821
State Public sector — defined benefit	9,781	9,777
Parliamentary — defined benefit	88	68
Judges’ pensions	357	264
Employee annual leave	911	852
Employee long service leave	1,938	1,795
Other employee benefits	133	137

	15,389	14,714

Superannuation Liability
State Public sector superannuation liabilities include both defined benefit and defined contribution schemes which comprise the State Public Sector Superannuation Fund. State Government budget dependent agencies, together with a number of statutory bodies, excluding principally the Queensland electricity supply industry, are required to make employer contributions to the State Public Sector Superannuation Fund.
The State is also responsible for ‘employer’ superannuation contributions to the Parliamentary Contributory Superannuation Fund and for the pension liability of the Judiciary.
The estimate of superannuation liabilities of the State is based on calculations carried out by the State Actuary. Actuarial calculations are based on membership data as at 30 June 2005. Forecast demographic assumptions are outlined in the formal actuarial valuation report issued by the State Actuary for the respective schemes. (The QSuper report is as at 30 June 2004 and the Parliamentary report is as at 30 June 2002).
The most recent actuarial assessment as at 30 June 2004, concluded QSuper had surplus assets over accrued liabilities and would continue to maintain a fully funded position through employer contributions and return on investment balances.
The forecast economic assumptions are as per the following table:

	QSuper	Parliamentary
Defined Benefit Superannuation
Investment return rate	7.5%	7.0%
Salary growth rate	4.0%	4.0%
CPI growth rate	2.5%	2.5%
Defined contribution superannuation liabilities represent former defined benefit members who have elected to leave the scheme. The liability grows by investment earnings and additional entrants transferring from the defined benefit scheme. The weighted average rate of return on investments achieved in 2004-05 was 13.53% (2003-04, 17.09%).

		Present	Net Market
		Value	Value of	Accrued	Accrued
	Vested	Accrued	Plan	Benefits	Benefits
	Benefits	Benefits	Assets	Net Liability	Net Liability
	30 June	30 June	30 June	30 June	30 June
	2005	2005	2005	2005	2004
Fund	$M	$M	$M	$M	$M
State Public Sector
Superannuation Fund	29,676	27,812	15,850	11,962	11,598
Parliamentary Contributory
Superannuation Fund	117	125	37	88	68

	29,793	27,937	15,887	12,050	11,666

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-58

Notes to the Financial Statements
37.	Employee Benefits continued

The accrued benefits amount of $27,937 million is the State Actuary’s estimate of accrued superannuation liabilities payable from the respective funds as at 30 June 2005. Because of the variables involved in these calculations, the net liability of the Government at this date may vary from this amount in future actuarial valuations of the schemes. Vested benefits represent benefits to which a member retains a right under the fund irrespective of whether or not the member remains in employment. Present value of accrued benefits represents the actuarial value of all benefits that are expected to become payable in the future in respect of contributions made or periods of service completed prior to the valuation date, allowing for future salary increases.

The net liability of the State Government for accrued superannuation benefits is $12,050 million. This amount is determined by deducting the net market value of the respective plan assets at 30 June 2005 from the estimated accrued superannuation liabilities payable at that date, as detailed in the above table. When the pensions of the Judiciary are added, actuarially assessed at $357 million (2004, $264 million), the total superannuation and pension liability is estimated to be $12,407 million (2004, $11,930 million).

Electricity Supply Industry Superannuation Commitments

Queensland electricity entities contribute to an industry multiple employer superannuation fund, the Electricity Supply Industry Superannuation (Qld) Limited (ESI Super). Members, after serving a qualifying period, are entitled to benefits from this scheme on retirement, resignation, retrenchment, disability or death.

The defined benefit account of this fund provides defined lump sum benefits based on years of service and final average salary. Employee contributions to the fund are based on various percentages of their gross salaries.

The most recent actuarial assessment of the fund, as at 1 July 2002, was carried out by Mr Ralph Collins F.I.A.A. of Sunsuper Financial Services Pty Ltd on 14 January 2003. The actuary concluded that all liabilities of the fund which may be expected to arise in the normal course of events in the three years to 30 June 2005, and the vested benefits at that date in respect of current members, could be adequately met by:
(a) the assets of the fund at valuation date;
(b) contributions by the employer at the recommended rate;
(c) contributions by the members in accordance with the Trust Deed; and
(d) investment earnings on the above.
Forecast demographic assumptions are outlined in the formal actuarial valuation report, issued at 1 July 2002. The defined benefit superannuation forecast economic assumptions are as follows:

Investment return rate	7.0%
Salary growth rate	5.0%

			Net Market	Accrued	Accrued
	Vested	Accrued	Value of	Benefits	Benefits
	Benefits	Benefits	Assets	Net Assets	Net Assets
	1 July	1 July	1 July	1 July	1 July
	2002	2002	2002	2002	1999(a)
	$M	$M	$M	$M	$M

ESI Super	653	655	795	140	301

(a)	Date of previous actuarial assessment, as at 1 July 1999.
Due to the excess of plan assets held over accrued benefits, no liability has been recorded in the Statement of Financial Position of each of the respective electricity entities. Likewise, the assets of the fund are held in trust on behalf of the fund members and no assets have been recorded in the Statement of Financial Position.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-59

Notes to the Financial Statements
37.	Employee Benefits continued

Employee Numbers

The number of full time equivalent employees at 30 June 2005 relating to the consolidated entities listed in Note 39 totalled 193,912 (2004, 189,416).
38.	Acquisition of Controlled Entities in 2004-05

On 31 May 2005, Queensland Treasury Corporation (QTC) purchased shares in Sucette Pty Limited (Sucette) for a consideration of $2 for the purpose of unwinding the existing financing arrangements in relation to the Queensland Mines and Energy Centre situated at 61 Mary Street, Brisbane. Sucette, wholly owned by Macquarie Bank Limited (MBL), owned the site at the time of the purchase of the shares.

On 8 June 2005, National Logistics Alliance Pty Ltd (a wholly owned subsidiary of QR) was formed as part of QR’s strategy to build a national, integrated freight network. On 30 June 2005, the company purchased the Betty Rees CRT Group of companies.

On 2 June 2005, EDWF Holdings 1 Pty Ltd was incorporated to hold an interest in the Emu Downs Wind Farm Project (refer Note 34). Stanwell Corporation Limited holds 100% of the ordinary shares in the company.
39.	Controlled Entities

Public sector entities are generally considered material for the purposes of this report if they meet either of the following criteria:
-	net operating result in excess of $2 million; or

-	net assets in excess of $15 million.
However in addition to material entities, the State consolidates some entities which are not material in terms of the operating position or net asset position criteria if they are either a department, or if they are funded for the delivery of outputs.
When financial results are available in respect of non-material entities they are reviewed with the aim of including any newly material entities in the following year’s consolidated financial statements.
Newly created entities that are expected to meet the materiality criteria on the basis of their initial budget estimates are included in the consolidated financial statements from the time of their establishment.
The following controlled entities of the Government have been included in the consolidated financial statements for the year ended 30 June 2005. The list has been classified by activity sectors as outlined in Note 1(c).
Entities denoted with an asterisk are consolidated with the accounts of the preceding entity.
General Government
Anti-Discrimination Commission
Board of the Queensland Museum
Commission for Children and Young People
Crime and Misconduct Commission
Dalby Agricultural College Board
Department of Aboriginal and Torres Strait Islander Policy
Department of Child Safety
Department of Communities
Department of Corrective Services
* Queensland Community Corrections Board
* Regional Community Corrections Boards

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-60

Notes to the Financial Statements
39.	Controlled Entities continued

Department of Education and the Arts
* Australian Music Examinations Board
* Corporate Administration Agency
* Corporate and Professional Services
Department of Emergency Services
Department of Employment and Training
* Corporate Solutions Queensland
Department of Energy (established on 1/9/04)
Department of Health
* Queensland Health Shared Service Provider
Department of Housing
Department of Industrial Relations
Department of Justice and Attorney-General
* Legal Services Commission (established on 1/7/04)
* PartnerOne
Department of Local Government, Planning, Sport and Recreation
Department of Main Roads
* RoadTek
Department of Natural Resources and Mines
* CorporateLink
* SIMTARSTECH Pty Ltd (deregistered on 26/6/05)
Department of Police
Department of the Premier and Cabinet
* Queensland Events Corporation Pty Ltd
Department of Primary Industries and Fisheries
* Veterinary Surgeons Board of Queensland
Department of Public Works
* CITEC
* Goprint
* Project Services
* QBuild
* QFleet
* SDS
Department of State Development and Innovation
* Burnett Water Pty Ltd
* Property Services Group
Department of Tourism, Fair Trading and Wine Industry Development
Department of Transport
Disability Services Queensland
Electoral Commission of Queensland
Emerald Agricultural College Board
Environmental Protection Agency
Legal Aid Queensland
Legislative Assembly
Library Board of Queensland
Longreach Pastoral College Board
Motor Accident Insurance Commission
Nominal Defendant
Office of the Governor
Office of the Information Commissioner (established on 24/2/05)
Office of the Ombudsman
Office of the Public Service Commissioner
Prostitution Licensing Authority
QRAA (formerly Queensland Rural Adjustment Authority)
Queensland Art Gallery Board of Trustees
Queensland Audit Office
Queensland Building Services Authority
Queensland Performing Arts Trust

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-61

Notes to the Financial Statements
39.	Controlled Entities continued

Queensland Studies Authority

Residential Tenancies Authority

SGH Limited

South Bank Corporation

The Australian College of Tropical Agriculture

The Council of the Queensland Institute of Medical Research
* Q-Gen Pty Ltd (incorporated on 22/9/04)
The Public Trustee of Queensland
The Trustees of Parklands Gold Coast
Tourism Queensland
Treasury Department
* CorpTech
* Queensland Treasury Holdings Pty Ltd
Workers’ Compensation Regulatory Authority (QComp)
Public Non-financial Corporations
Bundaberg Port Authority
Cairns Port Authority
Central Queensland Ports Authority
CS Energy Ltd
* Aberdare Collieries Pty Ltd
* Callide Energy Pty Ltd
* CEPA (Kogan Creek) Holding Pty Ltd
* CEPA (Kogan Creek) Leasing I Pty Ltd (liquidated during 2004-05)
* CEPA (Kogan Creek) Leasing II Pty Ltd (liquidated during 2004-05)
* CEPA (Kogan Creek) Leasing III Pty Ltd (liquidated during 2004-05)
* CEPA (Kogan Creek) Leasing IV Pty Ltd (liquidated during 2004-05)
* CS Energy Kogan Creek Pty Ltd
* CS Energy Mica Creek Pty Ltd
* CS Kogan (Australia) Pty Ltd
* CS North West Pty Ltd
* Delta Solutions Pty Ltd (liquidated during 2004-05)
* Kogan Creek Power Pty Ltd
* SE CSE Pty Ltd
* Swanbank Energy Pty Ltd
DBCT Holdings Pty Ltd
DPI Forestry (controlled entity of Department of Primary Industries and Fisheries)
ENERGEX Ltd
*Allgas Energy Pty Ltd
*Allgas Pipelines Holdings Pty Ltd
*Allgas Pipelines Operations Ltd
*Allgas Pipelines Pty Ltd
*Allgas Toowoomba Pty Ltd
*Beak Industries Pty Ltd
*ENERGEX Retail Pty Ltd
*Energy Holdings Ltd
*Energy Impact Pty Ltd
*Metering Dynamics Pty Ltd
*Queensland Energy Services Team Pty Ltd
*Queensland Gas Industries Pty Ltd
*Service Essentials Pty Ltd
*Varnsdorf Pty Ltd
*VH Energy Holdings Pty Ltd
*VH Finance Pty Ltd
*VH Operations Pty Ltd

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-62

Notes to the Financial Statements
39.	Controlled Entities continued

Ergon Energy Corporation Ltd
* EA North Queensland Pty Ltd
* Ergon Energy Gas Pty Ltd
* Ergon Energy Pty Ltd
* Ergon Energy (Victoria) Pty Ltd
* Northern Electricity Retail Corporation Pty Ltd
* Ergon Energy Telecommunications Pty Ltd
* Ergon Energy Utility Services Pty Ltd
* Vantage Plus Utilities Trust
Gladstone Area Water Board
Gold Coast Events Co Pty Ltd (controlled entity of Department of Local Government, Planning, Sport and Recreation)
Golden Casket Lottery Corporation Ltd
* Bounty Ltd
* Bounty Systems Pty Ltd
* Clubline Systems Pty Ltd
* Infolink Systems Pty Ltd
* Interactive Gold Pty Ltd
Mackay Port Authority
Major Sports Facilities Authority
Mount Isa Water Board
Port of Brisbane Corporation
* Gateway Investments Corporation Pty Ltd
Ports Corporation of Queensland
* Port Pilots Queensland Pty Ltd
Powerlink Queensland
* Harold Street Holdings Pty Ltd
* Powerlink Transmission Services Pty Ltd
Queensland Motorways Limited (controlled entity of Department of Main Roads)
* Logan Motorway Company Ltd
* Port Motorway Ltd
* Queensland Motorways Management Pty Ltd
* The Gateway Bridge Company Ltd
Queensland Power Trading Corporation (Enertrade)
* Enertrade (NQ) Pipeline No 1 Pty Ltd
* Enertrade (NQ) Pipeline No 2 Pty Ltd
* Enertrade Pipeline Management Pty Ltd
* The Green Energy Corporation Pty Ltd
QR
* Heritage Train Company Pty Ltd
* Interail Australia Pty Ltd
* National Logistics Alliance Pty Ltd (incorporated on 08/6/05)
* Betty Rees Pty Ltd (acquired on 30/6/05)
* CRT Group Pty Ltd (acquired on 30/6/05)
* CRT Rail Operation Pty Ltd (acquired on 30/6/05)
* NHK Pty Ltd (acquired on 30/6/05)
* Windfern Pty Ltd (acquired on 30/6/05)
* On Track Insurance Pty Ltd
Stanwell Corporation Ltd
* EDWF Holdings 1 Pty Ltd (incorporated on 2/6/05)
SunWater
* Eungella Water Pipeline Pty Ltd
* North West Queensland Water Pipeline Pty Ltd

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-63

Notes to the Financial Statements
39.	Controlled Entities continued

Tarong Energy Corporation Ltd
* Mt. Millar Windfarm Pty Ltd
* Starfish Hill Wind Farm Pty Ltd
* Tarong Renewable Energy Pty Ltd
* Terra Gas Trader Pty Ltd (disposed on 12/1/05)
* TN Power Pty Ltd
Townsville Port Authority
Public Financial Corporations
Queensland Investment Corporation
* Bowmint Pty Ltd
* Canberra Centre Investments Pty Ltd
* Eastland Property Holdings Ltd
* Grand Central Toowoomba Ltd
* Pacific Echo Pty Ltd
* QBF No. 1 Pty Ltd (formerly Balfour Pty Ltd)
* QBF No. 2 Pty Ltd (formerly Watergardens Brimbank Pty Ltd)
* QIC Asia Real Estate Investments Pty Ltd (incorporated on 16/12/04)
* QIC Coomera Pty Ltd (formerly QIC Epping Road Pty Ltd)
* QIC Helensvale Pty Ltd
* QIC Hi Yield Pty Ltd
* QIC Infrastructure Management Pty Ltd (formerly Financial Markets Services Group Pty Ltd)
* QIC International Real Estate Investments Pty Ltd (incorporated on 16/12/04)
* QIC Logan Hyperdome Pty Ltd
* QIC North Asia Real Estate Investments Pty Ltd (incorporated on 16/12/04)
* QIC Office Pty Ltd
* QIC Private Equity Pty Ltd (formerly Lifestyle Portal Pty Ltd)
* QIC Properties Pty Ltd
* QIC Property Funds Pty Ltd
* QIC Property Management Pty Ltd
* QIC Real Estate Funds Pty Ltd
* QIC Real Estate Pty Ltd
* QIC Retail (No 2) Pty Ltd
* QIC Retail Pty Ltd
* QIC Ringwood Pty Ltd
* QIC Robina Pty Ltd
* QIC Toowoomba Pty Ltd
* QIC Westpoint Pty Ltd
* Queensland BioCapital Funds Pty Ltd
* Watergardens Pty Ltd
Queensland Treasury Corporation
* Sucette Pty Ltd (acquired on 31/5/05)
* Sunshine Locos Pty Ltd
WorkCover Queensland

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-64

Notes to the Financial Statements
40.	Entities Not Consolidated

Queensland’s public universities and certain professional, occupational and primary producer marketing boards have not been included in the consolidated financial statements because they are not considered to be controlled by the State Government. Employee superannuation funds are similarly excluded.

Local governments are a separate sphere of government and their financial activities do not form part of these consolidated financial statements.

Latest available audited data was collected from 123 agencies (125 in 2004) that are controlled by the State Government but are not considered material for whole-of-Government reporting purposes and are excluded from these financial statements. Aggregated financial information of these entities follows:

	2005	2004
	$M	$M
Revenues	144	127
Expenses	132	116

Operating Result	12	11

Assets	208	209
Liabilities	55	53

Net Assets	153	156

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-65

Certificate of Consolidated Financial Statements
Consolidated Financial Statements
2004-05
Management Certificate
The foregoing consolidated financial statements have been prepared pursuant to section 38B(1) of the Financial Administration and Audit Act 1977, and other prescribed requirements.
In our opinion and in terms of section 38B(3) of the Financial Administration and Audit Act 1977, we certify that the consolidated financial statements have been properly drawn up, under the prescribed requirements, to present a true and fair view of:
(i)	the financial performance and cash flows of the Queensland State Government for the financial year; and

(ii)	the financial position of the Government at 30 June 2005.
At date of certification of the statements, we are not aware of any material circumstances that would render any particulars included in the consolidated financial statements misleading or inaccurate.

Karen Forrest, CA	Gerard Bradley, CPA	PETER BEATTIE MP
Acting Director, Fiscal Strategy	Under Treasurer	PREMIER AND TREASURER
QUEENSLAND TREASURY	QUEENSLAND TREASURY
Date           7 October 2005

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-66

Independent Audit Report
To the Treasurer of Queensland
Matters Relating to the Electronic Presentation of the Audited Financial Report
The audit report relates to the financial report of the Government of Queensland for the financial year ended 30 June 2005 included on Treasury Department’s web site. The Under Treasurer is responsible for the integrity of Treasury Department’s web site. We have not been engaged to report on the integrity of Treasury Department’s web site. The audit report refers only to the statements named below. It does not provide an opinion on any other information which may have been hyperlinked to/from these statements. If users of the financial report are concerned with the inherent risks arising from electronic data communications they are advised to refer to the hard copy of the audited financial report, available from Treasury Department, to confirm the information included in the audited financial report presented on this web site.
These matters also relate to the presentation of the audited financial report in other electronic media including CD Rom.
Scope
The Financial Report
The financial report includes the consolidated financial statements of the Government of Queensland and the entities it controlled at the end of the year or from time to time during the year. The financial report consists of the statement of financial performance, statement of financial position, statement of cash flows, notes to the financial statements and certificates given by the Treasurer, Under Treasurer and the most senior officer of Treasury Department responsible for preparing the financial report for the year ended 30 June 2005.
Responsibility for Preparation of Financial Report
Treasury Department, on behalf of the Treasurer, is responsible for the preparation and true and fair presentation of the financial report, the maintenance of adequate accounting records and internal controls that are designed to prevent and detect fraud and error, and for the accounting policies and accounting estimates inherent in the financial report.
Audit Approach
As required by law, an independent audit was conducted in accordance with QAO Auditing Standards to enable me to provide an independent opinion whether in all material respects the financial report is presented fairly, in accordance with the prescribed requirements, including any mandatory financial reporting requirements as approved by the Treasurer for application in Queensland.
Audit procedures included —
•	examining information on a test/sample basis to provide evidence supporting the amounts and disclosures in the financial report;
•	assessing the appropriateness of the accounting policies and disclosures used and the reasonableness of significant accounting estimates made by the Accountable Officer;

•	obtaining written confirmation regarding the material representations made in conjunction with the audit; and

•	reviewing the overall presentation of information in the financial report.

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-67

Independence
The Financial Administration and Audit Act 1977 promotes the independence of the Auditor-General and QAO authorised auditors.
The Auditor-General is the auditor of all public sector entities and can only be removed by Parliament.
The Auditor-General may conduct an audit in any way considered appropriate and is not subject to direction by any person about the way in which powers are to be exercised.
The Auditor-General has for the purposes of conducting an audit, access to all documents and property and can report to Parliament matters which in the Auditor-General’s opinion are significant.
Audit Opinion
In accordance with section 38B of the Financial Administration and Audit Act 1977 —.
(a)	I have received all the information and explanations which I have required; and

(b)	in my opinion —
(i)	the prescribed requirements in respect of the establishment and keeping of accounts have been complied with in all material respects; and

(ii)	the financial report has been drawn up to present a true and fair view, in accordance with the prescribed accounting standards, of the financial operations and cash flows of the Government of Queensland for the financial year 1 July 2004 to 30 June 2005 and of the financial position at the end of that year.
[SEAL]

G G POOLE FCPA	Queensland Audit Office
Auditor-General of Queensland	Brisbane

Audited Consolidated Financial Statements 2004-05 — Government of Queensland	5-68

Reconciliation of UPF to AAS

of the Queensland Government
year ended 30 June 2005

04–05

Reconciliation of UPF to AAS

ATTACHMENT A: Reconciliation of UPF Net Operating Balance to AAS
Net Surplus/(Deficit)
Comparison of GFS Operating Result to Accounting Statement of Financial Performance
The GFS Outcomes Report and Consolidated Financial Statements focus on different aspects of Government finances. The Outcomes Report outlines the operations of the Queensland Government excluding valuation adjustments to reflect costs more appropriately related to the underlying operations of government. The Consolidated Financial Statements include valuation adjustments on assets and liabilities.
The Government’s key fiscal principles include the maintenance of a General Government operating surplus in GFS terms.
Apart from reflecting the accepted uniform reporting basis for the Commonwealth and State Governments, targeting an operating result in GFS terms recognises that valuation adjustments can be significant from year to year and are more appropriately considered in the context of overall balance sheet management.
The table below provides a comparison of the GFS Net operating balance to the AAS Net surplus/(deficit) by sector/segment:

	General	Public	Public Financial	Total
	Government	Non-Financial	Corporations	State
	Sector	Sector	Sector	Sector
GFS Net operating balance	3,926	77	286	4,289

Remeasurement/valuation adjustments
Bad Debts and Amortisation	(41)	(34)	(3)	(78)
Market Value adjustments investments/loans	58	(244)	31	(155)
Revaluations of Provisions	1,248	57	(179)	1,125
Gains/Loss on Assets sold/written off	12	(8)	3	7
Decommissioned infrastructure assets and land under roads	(179)	—	—	(179)
Prior year adjustments	3	12	—	15

Presentation differences
Dividends returned to owners	—	670	10	—

AAS Net surplus/(deficit)	5,027	530	148	5,024

State Finances Report 2004-05 — Government of Queensland	6-01